[[***]] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [[***]], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL, AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.1

Execution Version

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into as of December 4, 2020 (the “Effective Date”) by and between:

Bayer AG (“Bayer”), a company organized under the Laws of Germany, whose office is situated at Müllerstraße 178, 13353 Berlin, Germany,

and

Atara Biotherapeutics, Inc.(“Atara”), a company organized under the Laws of Delaware, whose office is situated at 611 Gateway Blvd, Suite 900, South San Francisco, CA 94080, U.S.A.

Bayer and Atara shall also each individually be referred to herein as a “Party”, and shall be referred to collectively as the “Parties”.

Recitals

WHEREAS, Bayer is engaged in the development, commercialization and manufacture of pharmaceutical products;

WHEREAS, Atara owns - partly through ownership, partly through acquired license - certain patent rights, know how and other intellectual property relating to Licensed Cell Therapeutics (as hereinafter defined), and is developing the Licensed Cell Therapeutics for the treatment or prevention of cancer;

WHEREAS, Bayer desires to obtain from Atara, and Atara is willing to grant to Bayer, an exclusive license and, to the extent that it controls the intellectual property through acquired license, an exclusive sublicense under certain intellectual property rights Controlled by Atara to Develop, Commercialize and Manufacture the Licensed Cell Therapeutics in the Field in the Territory, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

For purposes of this Agreement, the terms defined in this section and used in this Agreement with a capital initial letter shall have the respective meanings set forth below.

1.1	“Acquired Affiliate”, “Acquired Competing Products” and “Acquisition Date” each have the meaning as set forth in Section 15.4.1.
1.2	“Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.
1.3	“Affiliate” means any business entity controlled by, controlling or under common control with a Party at the Effective Date or at any time during the term of this

Agreement and as long as such control remains. For the purpose of this definition, a business entity shall be deemed to “control” another business entity if it:
(i)

owns directly or indirectly more than fifty percent (50%) of the outstanding voting securities, capital stock or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or

(ii)

possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise.

1.4	“Alliance Manager” has the meaning set forth in Section 3.6.2 below.
1.5

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any other Laws of a similar nature for the prevention of fraud, corruption, racketeering, money laundering and terrorism, in each case as they may be amended from time to time.

1.6

“ATA2271” means the autologous CAR-T product comprising an m912 scFv binder, a 1XX signaling domain and a co-expressed PD1-DNR element that is the subject of the Phase 1 Clinical Trial having ClinicalTrials.gov identifier NCT04577326.

1.7

“ATA2271 Phase 1 Clinical Trial” means the Phase 1, first in human clinical research program relating to ATA2271 for the treatment of mesothelioma (ClinicalTrials.gov identifier NCT04577326) in the manner outlined within the ATA2271 Plan.

1.8

“ATA2271 Plan” means the plan attached to this Agreement as Exhibit 1.8, which sets forth the activities for the development of ATA2271, including the ATA2271 Phase 1 Clinical Trial [[***]], as such plan may be amended by the JSC in accordance with Section 3.6.3.2(vi).

1.9	“ATA3271” means Atara’s allogeneic version of the ATA2271 CAR-T product based on Atara’s proprietary technology entailing the use of T cells activated against EBV.
1.10	“Atara” has the meaning set forth in the introductory paragraphs of this Agreement.
1.11	“Atara Indemnified Parties” has the meaning set forth in Section 16.1 below.
1.12	“Atara Cell Therapeutic” means ATA2271, ATA3271 [[***]].
1.13

“Atara FTE Rate” means the annual rate of [[***]] per FTE employed or contracted by Atara  or any of its Affiliates based upon the fully burdened cost of such personnel, such amount to be adjusted as of [[***]] of each following Calendar Year, by the percentage increase or decrease, if any, in the Consumer Price Index (Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984 = 100, published by the United States Department of Labor, Bureau of Statistics, or its successor equivalent index) through [[***]] of the prior year.

1.14

“Atara Results” means any Collaboration Results solely made by Atara’s employees, agents, representatives or contractors, in each case in the course of or as a result of the performance of the Collaboration Activities.  For clarity, “Atara Results” includes any and all data generated by MSK for ATA2271.

1.15	“Bayer” has the meaning set forth in the introductory paragraphs of this Agreement.
1.16	“Bayer Background Improvement” means any Results that are solely related to the Bayer Background Technology and not specific to the Collaboration Activities.
1.17

“Bayer Background Technology” means any Know How, Patent Right or other intellectual property right that is both (a) Controlled by Bayer (i) as of the Effective Date or (ii) during the Collaboration Term and generated outside the performance of the Collaboration Activities; and (b) is used by Bayer, or provided by Bayer to Atara for use, in the performance of the Collaboration Activities.

1.18

“Bayer FTE Rate” means the annual rate of [[***]] per FTE employed or contracted by Bayer or any of its Affiliates based upon the fully burdened cost of such personnel, such amount to be adjusted as of [[***]] of each following Calendar Year, by the percentage increase or decrease, if any, in the price index for German F&E personnel within the pharmaceutical industry, as published in the annual publication “Chemiewirtschaft in Zahlen” edited by Verband der Chemischen Industrie e.V. of the previous year.

1.19	“Bayer Improvement IP” has the meaning set forth in Section 11.2.2.4.
1.20	“Bayer Indemnified Parties” has the meaning set forth in Section 16.2 below.
1.21

“Bayer Marks” means any proprietary name, logotype, trade dress or other Marks of Bayer or any of its Affiliates and any Product Marks (including any Mark that includes the name “Bayer” or the “Bayer Cross”).

1.22	“Bayer Party” means Bayer, its Sublicensee(s) and any of Bayer’s or its Sublicensee’s Affiliates.
1.23	“Bayer Results” means any Collaboration Results solely made by Bayer’s employees, agents, representatives or contractors.
1.24

“Biosimilar Product” means, on a country-by-country basis, with respect to a Licensed Product being sold in any country, a product that (a) contains the same or substantially the same active cellular agent irrespective of its form as such Licensed Product regardless of the dosage and formulation of such product; (b) obtained Regulatory Approval by means of an Abbreviated New Drug Application filing or another procedure for establishing equivalence to such Licensed Product that does not require clinical testing (other than a bioequivalence or substantially similar study); and (c) is legally marketed in such country by an entity other than a Bayer Party.

1.25	“BioVec” means BioVec Pharma, Inc., with a place of business located at 1202 rue du Capitaine Bernier, Quebec, QC, Canada.
1.26	“BioVec Upstream License” means the License Agreement between Atara and BioVec Pharma, Inc., dated October 7, 2020.
1.27

“BLA” means with respect to a Licensed Product, a filing serving to apply for Regulatory Approval including, in the United States, a Biologics License Application (as defined in the FDC Act and the regulations promulgated thereunder (21 CFR 600 et seq)), in the European Union, a Marketing Approval Application (MAA), or, in any other jurisdiction, a comparable filing, and, in each case, any amendments and supplements thereto.

1.28

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in (i) San Francisco, California, U.S.A., (ii) Berlin, Germany or (iii) Leverkusen, Germany are authorized or obligated by law to be closed.

1.29	“Calendar Year” means a period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January and ending on the last day of December.
1.30	“CAR” means [[***]].
1.31	“CAR-T(s)” means [[***]].
1.32

“cGCP” means regulations and published guidelines related to current good clinical practices that relate to the conduct of clinical studies in humans including the regulations set forth in 21 CFR 50, 54, 56, 312 and 314 promulgated by the FDA, the ICH Harmonised Tripartite Guideline for Good Clinical Practice and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.33

“cGLP” means regulations and published guidelines related to current good laboratory practices that relate to the conduct of preclinical studies in animals including the regulations set forth in 21 CFR 58 promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.34

“cGMP” means regulations and published guidelines related to current good manufacturing practices that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug or biologic drug substances and finished drugs or biologics including the regulations set forth in 21 CFR 210 and 211 promulgated by the FDA and similar standards, guidelines and regulations promulgated or otherwise required by other Regulatory Authorities, in each case, as they may be amended from time to time.

1.35	“Change of Control” means with respect to a Party:
(i)

that a majority of the outstanding voting securities of such Party become beneficially owned directly or indirectly by any Third Party (or group of Third Parties acting in concert) that did not own a majority of the voting securities of such Party as of the Effective Date;

(ii)

that the possession of the power to direct or cause the direction of the management and policies of such Party, whether through ownership of the outstanding voting securities or by contract or otherwise, becomes vested in one or more individuals or entities that did not possess such power as of the Effective Date;

(iii)

that such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the individuals or entities holding at least fifty percent (50%) of the outstanding securities of such entity preceding such consolidation or merger; or

(iv)	such Party conveys, transfers or leases all or substantially all of the assets of such Party to which the subject matter of this Agreement relates to any Third Party.
1.36	“Clinical Trials” means Phase 1 Clinical Trials, Phase 2 Clinical Trials and / or Phase 3 Clinical Trials.
1.37	“CMC Activities” means the activities specified in Section 3.1.2.
1.38	“CMC Plan” means the plan attached to this Agreement as Exhibit 1.38 [[***]] as such plan may be amended by both Parties in accordance with Section 3.5.
1.39	“Collaboration Activities” means each of (a) the Research Activities and (b) the CMC Activities.
1.40	“Collaboration Plan(s)” means the Research Plan and the CMC Plan.
1.41	“Collaboration Results” means any and all Results except for the Bayer Background Improvements.
1.42

“Collaboration Term” means, with respect to each of (a) the Research Activities and (b) the CMC Activities, the period for the performance of such Collaboration Activities, as set forth in the relevant Collaboration Plan.

1.43

“Combination Licensed Product” means a product for use in the Field sold in a single stock keeping unit (SKU) for a single selling price, wherein such product utilizes, contains, incorporates or is made through the use of one or more Licensed Cell Therapeutic(s) or Licensed Product(s) in combination with one or more other products, components or ingredients including compounds, that are not Licensed Cell Therapeutics or Licensed Products, and are not required for the independent function of the included Licensed Cell Therapeutic(s) or Licensed Product(s). For clarity, a Combination Licensed Product shall constitute a Licensed Product, when that defined term is used herein, provided that [[***]].

1.44	“Commercialize” or “Commercialization” means all activities undertaken relating to use for commercial purposes, [[***]].
1.45	“Commercially Reasonable Efforts” means [[***]].
1.46	“Company Core Data Sheet” means the global reference labeling document used to direct the content of country-specific labeling for Licensed Products.
1.47	“Competing Product” means [[***]].
1.48

“Complete Invention Disclosure” means a description of the invention which shall include, in reasonable detail, a description of (i) database searches on state of the art undertaken; (ii) relevant prior art references found including an assessment of their relevance to the invention, (iii) the technical problem underlying the invention, (iv) the solution to this problem, (v) the technical, economic and commercial advantages of the solution particularly as compared to prior solutions to, and / or attempts to solve the problem (vi) the names and private addresses of the inventors, (vii) the individual contribution of each inventor to the invention, (viii) examples, all materials and methods used in connection with performing the invention, (ix) any and all sources of funding for the work done on the invention, (x) the date, if any, the invention was first publicly disclosed, (xi) any publications discussing or describing the invention; and (xi) any encumbrance related to the invention.
1.49	“Confidential Information” has the meaning set forth in Section 12.1.1 below.
1.50

“Control” means, with respect to any Patent Rights or Know How and subject to the second sentence of this Section 1.50, the ownership or possession by a Party of the right, power and authority to license or sublicense such Patent Rights or Know How, as applicable, on the terms and conditions set forth in this Agreement, without violating the terms of any then-existing agreement with any Third Party. In the event a Party enters into a transaction or series of transactions with a Third Party acquiror that constitutes a Change of Control of such Party, in no event shall any Know How or Patent Rights that

(i)	were immediately prior to the consummation of such Change of Control controlled by the Third Party acquiror or its affiliates, or
(ii)	[[***]],

be deemed “Controlled” by the acquired Party (or such Party’s other Affiliates) for purposes of this Section 1.50 or otherwise be included in any of the licenses or covenants granted or made under this Agreement by the acquired Party (or such Party’s other Affiliates); [[***]].

1.51	“Derivative Cell Therapeutic” means any cell therapeutic [[***]].
1.52	“Develop” or “Development” means to engage in research and development activities (including preclinical studies, translational studies, Clinical Trials, CMC development and regulatory activities).
1.53	“Disclosing Party” has the meaning set forth in Section 12.1.1 below.
1.54	“EBV” means Epstein-Barr Virus.
1.55	“Effective Date” has the meaning set forth in the introductory paragraphs of this Agreement.
1.56	“EMA” means the European Medicines Agency or any successor agency thereto.
1.57	“Exclusive Technology” means all Licensed Technology other than the Non-Exclusive Technology.
1.58

“Executive Sponsor” means, (a) with respect to Atara, [[***]], and (b) with respect to Bayer,[[***]], in each case (a) and (b), or such other person designated by one Party to the other Party in writing from time to time.

1.59	“Existing Agreement(s)” means those agreements listed in Exhibit 1.59 hereto.
1.60	“Exploit” or “Exploitation” means to use, Develop, have Developed, Commercialize, have Commercialized, Manufacture and have Manufactured.
1.61	“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.62	“FDC Act” means the United States Food, Drug and Cosmetic Act, as amended from time to time, and regulations promulgated thereunder.

1.63	“Field” means[[***]].
1.64	“Field Infringement” has the meaning set forth in Section 11.7.1.
1.65	“Final Bayer Offer” has the meaning as set forth in Section 2.5.2.6.
1.66	“Final Third Party Offer Notice” has the meaning as set forth in Section 2.5.2.5.
1.67

“First Commercial Sale” means, on a country-by-country basis, the first invoiced sale of Licensed Product by a Bayer Party to a Third Party after grant of a Regulatory Approval in the applicable country or jurisdiction[[***]].

1.68	“Force Majeure” has the meaning as set forth in Section 19.1 below.
1.69

“FTE” means, with respect to a Party, the equivalent of a full-time employee  employed or contracted by such Party to the performance of research, development, or other activities under this Agreement based upon a total of [[***]] per year of research, development, or other work. For clarity, the Parties intend the FTE to be a unit of measurement used to calculate the amount of time dedicated to the performance of this Agreement by a Party. One FTE may constitute work performed by an individual whose time is dedicated solely to this Agreement (but, for clarity, under no circumstances may more than one (1) FTE per year be allocated to one and the same individual) or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to work under this Agreement.

1.70

“Improvements” mean any invention, discovery, development or modification, whether or not patentable, that (a) is made with respect to a Licensed Cell Therapeutic or Licensed Product, or the Development, Commercialization or Manufacturing thereof, (b) is conceived, reduced to practice, discovered, or developed at any time during the term of this Agreement, and (c) is reasonably useful for the Exploitation of such Licensed Cell Therapeutic or Licensed Product, including any enhancement in the efficiency, operation, manufacture, cost of manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage, use, or methods of use or packaging of such Licensed Cell Therapeutic or Licensed Product, any discovery or development of any new or expanded indications for such Licensed Cell Therapeutic or Licensed Product, any discovery or development that improves the stability, safety or efficacy of such Licensed Cell Therapeutic or Licensed Product or would, if Commercialized, replace or displace such Licensed Cell Therapeutic or Licensed Product for the indication for which such Licensed Cell Therapeutic or Licensed Product has received Regulatory Approval or for which Bayer is seeking Marketing Approval in the Field.

1.71

“IND” means a filing with a Regulatory Authority that must be made prior to commencing clinical testing in humans including, (a) in the United States, an Investigational New Drug application (as defined in the FDC Act and the regulations promulgated thereunder (21 CFR 312.1 et seq)), (b) in the European Union, a Clinical Trial Application (CTA), or (c) in any other jurisdiction, a comparable filing and, in each case (a) through (c), any amendments and supplements thereto.

1.72	“IND Readiness” means [[***]].
1.73	“Indemnified Party” has the meaning set forth in Section 16.3.1 below.
1.74	“Indemnifying Party” has the meaning set forth in Section 16.3.1 below.

1.75	“Invention” has the meaning set forth in Section 11.3 below.
1.76

“Joint Invention” means any Invention within the Collaboration Results made jointly by one or more employees, officers, directors, consultants or directors of Atara and by one or more employees, officers, directors, consultants or directors of a Bayer Party.

1.77	“Joint Results Patent” means any Patent Right filed, sought or obtained covering Joint Inventions.
1.78

“Joint Results” means any Collaboration Results generated jointly by one or more employees, officers, directors, consultants or directors of Atara and by one or more employees, officers, directors, consultants or directors of a Bayer Party.

1.79	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.6.3 below.
1.80

“Know How” means all intellectual property (other than Patent Rights), including all proprietary and confidential commercial, technical, scientific and other information, inventions (whether patentable or not), trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know how, including study designs and protocols), in all cases whether in written, electronic or any other tangible or non-tangible form, including information related to materials, samples, assays, compounds, compositions or formulations.  [[***]].

1.81	“Knowledge” means, with respect to a Party, [[***]].
1.82

“Laws” means all applicable laws (including Anti-Corruption Laws), statutes, rules, regulations (including cGCP, cGLP and cGMP), orders, judgments and / or ordinances of any Regulatory Authority, governmental authority or court or any subpoena of a competent court having effect from time to time in the Territory.

1.83	“Licensed Cell Therapeutic” means any Atara Cell Therapeutic or Derivative Cell Therapeutic.
1.84

“Licensed Know How” means any Know How relating to Atara Cell Therapeutic(s) and / or Licensed Product(s) comprising an Atara Cell Therapeutic [[***]] for the development, manufacture and / or commercialization of Licensed Products comprising an Atara Cell Therapeutic, which are owned by or otherwise under the Control of Atara as of the Effective Date or at any time during the term of this Agreement until (i) [[***]] and (ii) [[***]]. Licensed Know How includes the Know How listed in Exhibit 1.84, but excludes (a) Know How only Controlled through the MOFFITT Upstream Licenses and (b) New Technology.

1.85	“Licensed Patent Rights” means any of the following:
(i)	the Patent Rights listed in Exhibit 1.85 hereto;
(ii)

any other Patent Rights Controlled by Atara or any of its Affiliates as of the Effective Date or at any time during the term of this Agreement, that cover the Atara Cell Therapeutic(s) and / or Licensed Product(s) comprising an Atara Cell Therapeutic, including the development, manufacture and / or commercialization thereof, but excluding (a) Patent Rights only Controlled through the MOFFITT Upstream Licenses and (b) Patent Rights constituting New Technology; and
(iii)

any Patent Right Controlled by Atara or any of its Affiliates belonging to the same patent family of the Patent Rights included in clauses (i) and (ii), whether existing at the Effective Date or thereafter, including any Patent Rights filed from or claiming the same priority of the Patent Rights included in clauses (i) and (ii) in any country or region of the Territory.

1.86

“Licensed Product” means any product in the Field in the Territory comprising a Licensed Cell Therapeutic (alone or with other ingredients) and covered by at least one (1) Valid, Practiced Claim of any Licensed Patents or directly generated with the use of Licensed Know How.

One Licensed Product, as opposed to another Licensed Product, shall be defined as follows:

(i)	any (a) modifications or improvements in the [[***]], and / or (b) modifications or improvements of [[***]] shall be deemed only variations of the same Licensed Product [[***]]; whereas
(ii)	any Licensed Product containing a cell that has been reengineered to [[***]], [[***]] shall be deemed another Licensed Product [[***]].
1.87	“Licensed Technology” means the Licensed Patent Rights and Licensed Know How.
1.88	“Losses” has the meaning set forth in Section 16.1 below.
1.89	“Major Markets” means [[***]].
1.90	“Mandatory Public Communication” means a Public Communication which is required by Laws, Securities Exchange Rules or a Regulatory Authority’s valid request.
1.91

“Manufacture” and “Manufacturing” means all operations required to manufacture, test, release, handle, package, store and destroy a product, including formulation and process development, all subsequent packaging and labeling activities, and quality control and other testing.

1.92

“Mark” means any word, name, symbol, color, designation or device or any combination thereof for use in the course of trade, including all trademarks, service marks, brand mark, logos, slogans, trade dress, logos, slogans, designs, brand names, trade names, business symbols, domain names and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all registrations, applications for registration thereof and social media handles associated therewith, together with any extensions and renewals thereof and all goodwill associated therewith.

1.93	“Materials” has the meaning set forth in Section 2.6.1 below.
1.94	“Mesothelin” means [[***]].
1.95	“MOFFITT” means H.Lee Moffitt Cancer Center and Research Institute, Inc. with a place of business located at 12902 Magnolia Drive, Tampa, Florida 33612, U.S.A.
1.96	“MOFFITT Option Period” has the meaning set forth in Section 2.5.1.

1.97	“MOFFITT Upstream Licenses” means the licenses granted by MOFFITT to Atara as of the Effective Date under the agreements listed in Exhibit 1.97, as may be amended from time to time. [[***]].
1.98	“MSK” means Memorial Sloan Kettering Cancer Center with a place of business located at 1275 York Avenue, New York, New York 10065, U.S.A.
1.99	“MSK CAR-T License” means the agreement specified under (i) of Exhibit 1.102 (“MSK Upstream Licenses).
1.100	“MSK MSLN License” means the agreement specified under (iv) of Exhibit 1.102 (“MSK Upstream Licenses”), as amended.
1.101	“MSK PD1-DNR License” means the agreement specified under (v) of Exhibit 1.102 (“MSK Upstream Licenses”).
1.102	“MSK Upstream Licenses” means the licenses granted by MSK to Atara under the agreements listed in Exhibit 1.102, as may be amended from time to time. [[***]].
1.103	“Net Sales” shall mean the gross amount [[***]] for sales of a Licensed Product (or Combination Licensed Product) to Third Parties, less the following deductions:
(i)

Taxes (including sales, value-added, consumption and similar taxes), duties and other governmental charges actually incurred paid or collected and remitted to the relevant tax or other authority for the sale, export, import, transfer or use of Licensed Products;

(ii)

credits, reserves or allowances granted for (a) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, (b) wastage replacement and short-shipments; (c) billing errors and (d) indigent patient and similar programs (e.g., price capitation);

(iii)	cash, trade, volume, and prompt payment discounts actually granted and deducted solely on account of sales of Licensed Products (or Combination Products);
(iv)	rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products;
(v)

rebates, fees, discounts or other charges paid as required by government or public healthcare legislation granted to governmental healthcare organizations, purchasing groups, wholesalers, distributors, selling agents (excluding any sales representatives of a selling party), group purchasing organizations, Third Party payors, other contractees and managed care entities;

(vi)	retroactive price reductions actually granted to the Third Party applicable to sales of the Licensed Product;
(vii)	[[***]] percent [[***]] lump sum of the gross amount invoiced to cover transportation, freight, distribution and shipping (including insurance), packaging and handling expenses; and
(viii)	[[***]] percent [[***]] lump sum of the gross amount invoiced to cover uncollectible amounts accrued, with respect to the sale of Licensed Products.

Gross sales of Licensed Products shall be deemed to have been made on [[***]] in accordance with their standard accounting procedures. For clarity, Net Sales shall include [[***]].

All deductions from gross sales except those defined above as [[***]] may be made on an accrual basis. For the avoidance of doubt, any provision release after the end of the Royalty Term shall be royalty bearing.

For the purpose of calculating Net Sales, the Parties recognize that: (a) customers may include [[***]]; and (b) in such cases, [[***]] can be deducted from the total gross amount invoiced in order to calculate Net Sales.

In the event that a Licensed Product is sold in the form of a Combination Licensed Product, then, for the purpose of calculating royalties due, Net Sales will be adjusted by multiplying by the fraction A/(A+B) where A is the gross per unit invoice price of the Licensed Product, if sold separately, and B is the gross per unit invoice price of any other active ingredient(s) in the combination, if sold separately.

If, on a country-by-country basis, the other active ingredient(s) in the combination are not sold separately in that country, Net Sales will be adjusted by multiplying by the fraction A/C where A is the gross per unit invoice price of the Licensed Product, if sold separately, and C is the gross per unit invoice price of the Combination Licensed Product.  In each case, the gross per unit invoice price shall be those applicable during the relevant Quarter or, if sales of both the Licensed Product and the other product(s) did not occur in such Quarter, then in the most recent Quarter in which sales of both occurred. If, on a country-by-country basis, neither the Licensed Product nor the other active ingredient(s) of the Combination Licensed Product are sold separately in such country, then the fraction by which the Net Sales value shall be multiplied shall be determined between the Parties in good faith.

1.104

“New Technology” means Patent Rights and Know How that are [[***]] for the Exploitation of the Licensed Cell Therapeutics or the Licensed Products and come into Atara’s Control through upstream licenses agreed after the Effective Date with licensors other than MSK and NIH.

1.105	“New Technology Offer” has the meaning set forth in Section 2.3.
1.106

“NIH” means the National Institutes of Health, which is the agency of the United States of America (U.S.A.) Public Health Service (PHS) within the Department of Health and Human Services (HHS) of the U.S.A.

1.107	“NIH Benchmarks” has the meaning set forth in Section 4.4.2.
1.108

“NIH Upstream License” means the licenses granted by NIH to Atara under the patent license agreement effective December 18, 2018, as amended by Amendment No. 1 effective December 1, 2020, and as may be further amended from time to time. For clarity, Atara may not agree to an amendment of the NIH Upstream License other than in accordance with Atara’s covenants and other obligations under this Agreement (subject in all cases to NIH’s unilateral right to amend pursuant to the terms of the NIH Upstream License).

1.109

“Non-Exclusive Technology” means (a) those Patent Rights and Know How constituting the Licensed Patent Rights and Licensed Know How in-licensed by Atara pursuant to the [[***]]; for clarity, Non-Exclusive Technology excludes Collaboration Results (as such term is defined in [[***]]) relating to manufacturing processes, methods or assays specific to Licensed Products, which are exclusively licensed by [[***]] to Atara; and (b) those Patent Rights and Know How constituting the Licensed Patent Rights and Licensed Know How in‑licensed by Atara pursuant to [[***]] for which, as of the Effective Date, [[***]] has granted to Atara a non-exclusive, sublicensable license.

1.110	“Objection Notice” has the meaning as set forth in Section 2.5.2.5.
1.111	“Other CAR-T” means [[***]].
1.112	“Party” or “Parties” has the meaning set forth in the introductory paragraphs of this Agreement.
1.113	“Patent Challenge” has the meaning set forth in Section 18.2.3.
1.114	“Patent Rights” mean:
(i)	all national, regional and international patents, patent applications, utility models, design patents and design rights filed in any country of the world including provisional patent applications;
(ii)

all patents, patent applications, utility models, design patents and design rights filed either from such patents, patent applications, utility models, design patents, design rights or provisional patent applications or claiming priority from either of these, including any continuation, continuation-in part, division, provisional, converted provisional and continued prosecution applications, or any substitute application;

(iii)	any patent issued with respect to or in the future issued from any such patent applications;
(iv)

any and all extensions or restorations by existing or future extension or restoration mechanisms, including reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents, patent applications, utility models, design patents and design rights; and

(v)	any foreign counterparts of the foregoing.
1.115	“Payment Date” has the meaning set forth in Section 9.6.2 below.
1.116

“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Cell Therapeutic, the principal purpose of which is to determine initial tolerance or safety of such Licensed Cell Therapeutic in the target patient population, including, in the United States, a human clinical trial as described in 21 CFR 312.21(a), or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

1.117

“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Cell Therapeutic, the principal purpose of which is to evaluate the effectiveness of such Licensed Cell Therapeutic in the target patient population, including, in the United States, a human clinical trial as described in 21 CFR 312.21(b), or, in a country other than the United States, a similar clinical study prescribed by the applicable Regulatory Authority.

1.118

“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Cell Therapeutic, on a sufficient number of subjects that is designed to form the basis for the BLA for Regulatory Approval of the Licensed Cell Therapeutic including, in the United States, a human clinical trial as described in 21 CFR 312.21(c), or, in a country other than the United States, a similar clinical trial prescribed by the applicable Regulatory Authority, but not under accelerated approval regulations in the United States as described in 21 CFR 601, subpart E, or similar conditions of an applicable Regulatory Authority in a country other than the United States.

1.119	“Preliminary Bayer Offer”, “Preliminary Third Party Offer” and “Preliminary Third Party Offer Period” each have the meaning as set forth in Section 2.5.2.3.
1.120

“Pricing Approval” means all applicable governmental pricing and reimbursement approvals required from the relevant Regulatory Authority to market and sell and / or obtain reimbursement for, the Licensed Product in a particular country or jurisdiction.

1.121

“Product Marks” means any Mark Controlled by a Bayer Party and used in connection with the Development, Commercialization or Manufacture of the Licensed Product; for the avoidance of doubt, Product Marks do not include the Bayer Marks.

1.122	“Program Transfer” has the meaning set forth in Section 18.3.4.2.
1.123

“Public Communication(s)” means any communication by a Party, whether made in writing, orally or in any other form, (i) which is directed to the general public, media, analysts, investors, attendees of industry conferences or financial analyst calls or similar audiences (including press releases, statements in corporate material, on internet sites or in investor relations material and any written or oral response to media inquiries or to questions in shareholder meetings or financial analyst calls), (ii) which refers to the transaction contemplated under this Agreement (including signing of this Agreement, reach of milestones, outcome of clinical trials, Regulatory Approval and / or launch of a Licensed Product, sales figures and development of the relevant markets, but excluding, for the sake of clarity, promotional claims regarding any Licensed Cell Therapeutic and / or Licensed Product), and (iii) which does not qualify as Scientific Communication.

1.124	“Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31, and “Quarterly” shall be construed accordingly.
1.125	“Receiving Party” has the meaning set forth in Section 12.1.1 below.
1.126

“Regulatory Approval” means any approval, license, registration or authorization required from the relevant Regulatory Authority to market and sell the Licensed Product in a particular country or jurisdiction; for the avoidance of doubt, Regulatory Approval does not include any Pricing Approvals.

1.127

“Regulatory Authority” means the FDA, the EMA or any supranational, national or local agency, authority, department, inspectorate, ministry official, parliament or public or statutory person of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto.

1.128

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests relating to the Licensed Product, and all data included in the foregoing, including all INDs, BLAs, Regulatory Approvals, regulatory drug lists, adverse events files and complaints files.

1.129	“Research Activities” has the meaning set forth in Section 3.1.1.
1.130	“Research Plan” means the plan attached to this Agreement as Exhibit 1.130, [[***]], as such plan may be amended by both Parties in accordance with Section 3.5.
1.131

“Results” means any Know How and related Patent Rights that are generated in the course of or as a result of the performance of the Collaboration Activities; for clarity, Results include all Collaboration Results and Bayer Background Improvements.

1.132

“Royalty Term” means, on a country-by-country basis and Licensed Product-by-Licensed Product basis, the period commencing with the First Commercial Sale of such Licensed Product in the relevant country, and ending upon the later of:

(i)	twelve (12) years from the First Commercial Sale of such Licensed Product in such country; or
(ii)	expiration or termination of the last to expire Valid, Practiced Claim of a Licensed Patent covering such Licensed Product in such country that claims the [[***]] of such Licensed Product.
1.133

“Scientific Communication” means any communication by a Party (including documents, posters, manuscripts and abstracts, and including, with respect to Atara, any communication by MSK relating to ATA2271), whether made in writing, orally or in any other form,  (i) which is directed to the general public, the scientific community, physicians, attendees of industry conferences and / or similar audiences, (ii) which is of a purely scientific or medical nature and does not qualify as promotional material under Laws, and (iii) which includes any data or results of any clinical trial or any other information regarding or related to the Licensed Cell Therapeutic and / or Licensed Product.

1.134	“Securities Exchange Rules” means the applicable rules or regulations of a securities exchange or listing entity on which its publicly-traded securities are listed.
1.135	“Sublicensee” means a Third Party to which Atara and/or Bayer has granted a sublicense in accordance with Section 2.1 and/or Section 2.2 of this Agreement, in each case, as the context may require.
1.136	“Sublicense Income” means [[***]] received by Bayer or Bayer Affiliates from Sublicensees (other than Bayer Affiliates) as license fee for the right to Develop and / or Commercialize any [[***]].
1.137	“Systemic Product” has the meaning set forth in Section 9.4.1.
1.138	“Terminated Product” has the meaning set forth in Section 18.3.4.2(v).
1.139	“Territory” means all countries of the world.
1.140	“Third Party” means any entity or person other than a Bayer Party or Atara or its Affiliates.
1.141	“Tumor Type”, as opposed to another Tumor Type, shall be [[***]].

1.142	“Upstream Licensors” means, with respect to (a) the MSK Upstream Licenses, MSK, (b), the NIH Upstream License, NIH, and (c) the BioVec Upstream License, BioVec.
1.143	“U.S. Bankruptcy Code” has the meaning set forth in Section 18.5.1 below.
1.144	“Valid, Practiced Claim” means, with respect to a Licensed Product in a particular country:
(i)

a claim of an issued Patent Right covering [[***]] that would be infringed but for the licenses granted in this Agreement and that has not (A) expired or been cancelled, (B) been declared invalid or unenforceable by a decision of a court, patent office, administrative agency, or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (C) been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (D) irretrievably lapsed or been abandoned, revoked or disclaimed; provided that

(ii)

solely with respect to Licensed Patent Rights within the MSK Upstream License, “Valid, Practiced Claim” also includes a claim of a pending patent application constituting a Licensed Patent Right that was filed and is being prosecuted in good faith, covering [[***]] that would, if a patent containing such claim issues, be infringed but for the licenses granted in this Agreement and that has not been (A) pending for more than [[***]] years, (B) abandoned or (C) finally disallowed without the possibility of appeal or re-filing of the application; provided, however, that in the case of (ii)(A), if, thereafter, a patent containing such claim issues, such claim shall thereafter be considered a Valid, Practiced Claim in accordance with subclause (i) above.

1.145	“Voluntary Public Communication” means a Public Communication which is not required by Laws, Securities Exchange Rules or a Regulatory Authority’s valid request.
1.146	Additional Definitions: The following table identifies the location of definitions set forth in various Sections of this Agreement:

Defined Term	Section Reference
“Acquiror Group”	Section 15.4.5
“Acquisition Notice Period”	Section 15.4.1
“Alliance Sponsor”	Section 3.6.1
“Bayer Supplier Code of Conduct”	Section 3.3.6
“Cessation Notice”	Section 11.6.2
“Co-Chair”	Section 3.6.3.1
“Commercialization Plan”	Section 6.1.4
“Employee Data”	Section 17.4.1.3
“Human Data”	Section 17.4.1.4

“Human Samples”	Section 17.4.1.4
“JSC Charter”	Section 3.6.3.2
“Overpayment Amount”	Section 10.2.9
“Patent Matters”	Section 20.4
“Prosecuting Party”	Section 11.7.2.1
“Rules”	Section 20.2
“Upfront License Payment”	Section 9.1
“VAT”	Section 9.7.1

Article 2
LICENSE GRANT, TECHNOLOGY TRANSFER

2.1	License Grants by Atara.

Subject to the terms of this Agreement, Atara hereby grants to Bayer and Bayer’s Affiliates

2.1.1

a royalty- and milestone- bearing license - with the right to grant sublicenses, including the right to grant further sublicenses through multiple tiers of sublicensees pursuant to Section 2.4 below - under the Licensed Technology to Exploit Licensed Cell Therapeutics and Licensed Products in the Field in the Territory. The license granted to Bayer under this Section 2.1.1 shall be exclusive (even as to Atara and its Affiliates, except to the extent necessary or reasonably useful for Atara and its Affiliates to perform its and their obligations under this Agreement) with respect to the Exclusive Technology and non-exclusive with respect to the Non-Exclusive Technology; and

2.1.2

a royalty-free, fully paid-up, irrevocable, perpetual, non-sublicensable, non-exclusive license under the Licensed Know How owned solely by Atara, solely for Bayer’s and Bayer’s Affiliates internal research purposes.

2.1.3	Existing Agreements. Notwithstanding anything to the contrary in this Agreement, [[***]].
2.2	License Grant by Bayer.

Subject to the terms of this Agreement, Bayer hereby grants to Atara and Atara’s Affiliates

2.2.1

a non-exclusive, fully paid-up, royalty-free, non-sublicensable (except to subcontractors approved in accordance with Section 3.3.6, performing work or otherwise acting on behalf of Atara) license under the Bayer Background Technology and Bayer Background Improvements for the purpose of conducting the Collaboration Activities under and in accordance with this Agreement;

2.2.2

a royalty-free, fully paid-up, irrevocable, perpetual, non-exclusive license - with the right to grant sublicenses (including the right to grant further sublicenses through multiple tiers of sublicensees pursuant to Section 2.4 below) - under any Bayer Results and Joint Results that are Improvements to Atara’s proprietary technology relating to the Manufacture of EBV-sensitized T cells  for any and all purposes; and

2.2.3

a royalty-free, fully paid-up, irrevocable, perpetual, non-sublicensable license under the Know How within the Bayer Background Technology solely owned by Bayer that is disclosed by any of the Bayer Parties to Atara or Atara’s Affiliates, in each case solely for Atara’s internal research purposes.

2.3	License Grant with respect to New Technology. With respect to New Technology, Atara shall:
(i)

promptly notify Bayer of the acquisition by Atara or any of its Affiliates of any New Technology, including a description of the type of such New Technology, its potential benefits known to Atara with respect to the Exploitation of Licensed Products and [[***]]; and

(ii)

within [[***]] after such notification, offer Bayer a license [[***]], such license to form part of the licenses granted under this Agreement, subject to any limitations resulting from the terms of the upstream license as specifically disclosed by Atara to Bayer.

If Bayer agrees to such offer (each such offer a “New Technology Offer”) in writing, the licensed rights shall, upon Atara’s receipt of Bayer’s written acceptance, become subject to the licenses granted to Bayer under Section 2.1, provided that such licensed rights shall be subject to the terms of the applicable upstream license as specifically disclosed by Atara to Bayer. [[***]]. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.3 will terminate in the event that Atara enters into a [[***]], provided that such Third Party is an entity that, immediately prior to the entering into such Change of Control transaction(s), (a) is active in the field of [[***]] and (b) has either (i) a market capitalization of at least [[***]], or (ii) reported revenue of more than [[***]] in the [[***]] month period preceding such Change of Control transaction(s).

2.4	Sublicensing. To the extent that the licenses granted under Sections 2.1 and 2.2 are sublicensable, the sublicensing Party shall comply with the following obligations:
2.4.1

Sublicensing Party’s Responsibility. For the avoidance of doubt, any sublicense granted hereunder shall (i) be subject to the terms of this Agreement (including, where applicable, the consent of the applicable upstream licensor) and (ii) not relieve the sublicensing Party from any of its obligations under this Agreement. In addition, any act or omission by a Sublicensee of a Party in connection with this Agreement that, if committed by such Party would be a breach of this Agreement, shall constitute a breach of this Agreement by such Party, provided that Atara shall not have the right to terminate this Agreement pursuant to Section 18.2.2 for an uncured material breach by Sublicensee if (i) such breach was not made at the direction or with the approval of Bayer or a Bayer Affiliate and (ii) upon Atara’s request, Bayer causes such Sublicensee to cure such breach within [[***]] days following such notice or, if the Sublicensee fails to cure the breach within such period, terminates the sublicense after the end of the applicable cure period within [[***]] Business

Days from Bayer’s receipt of a request from Atara to terminate the sublicense. Notwithstanding the foregoing, [[***]].
2.4.2	Notice to Atara.
2.4.2.1

Bayer shall provide written notice thereof to Atara within [[***]] Business Days after entering into any sublicense permitted under Section 2.1.1 (other than to an Affiliate of Bayer, provided that should any such Affiliate of Bayer cease to be an Affiliate of Bayer at any time during the Term, Bayer shall within [[***]] Business Days provide written notice to Atara of the applicable sublicense to such former Bayer Affiliate). Bayer will provide to Atara a complete copy of the relevant sublicense agreement within [[***]] days following its execution; provided, however, that the terms of any such sublicense agreement may be redacted to the extent they are not necessary to assess whether Bayer is in compliance with this Agreement. In addition, and notwithstanding the above, if the sublicense agreement includes any sublicense grant from Bayer to a Third Party under the NIH Upstream License, once such sublicense agreement is substantially complete, Bayer shall promptly deliver a copy of such draft to Atara (and Atara shall promptly deliver such copy to NIH) in order to permit NIH to exercise the rights set forth in Section 4 of the NIH Upstream License, it being understood that NIH shall have at least [[***]] Business Days from delivery of such copy by Atara to review and provide comments on such draft, and Atara will promptly provide such comments, if any, to Bayer. Without limiting the foregoing, any such sublicense agreement will be subject to NIH’s consent pursuant to the NIH Upstream License, provided that, should Atara fail to provide a response to Bayer within [[***]] Business Days from delivery to Atara of the substantially complete draft referenced above, Bayer may execute and enter into such sublicense agreement.

2.4.2.2	Without limiting the foregoing,
(i)

any sublicense grant from Bayer to a Third Party that at the time of such grant is engaged in the Development and/or Commercialization, whether on its own or together with its affiliates or Third Parties, of any [[***]] requires Atara’s prior written approval, which approval Atara may not unreasonably withhold, condition or delay; and

(ii)	any sublicense grant from Bayer to a Third Party under the NIH Upstream License requires Atara’s prior written approval, which approval Atara may only withhold on the grounds of [[***]]; and
(iii)

any sublicense grant from Bayer to a Third Party under the BioVec Upstream License must be in connection with a license under further Licensed Technology and requires Atara’s prior written approval, which approval Atara may only withhold on the grounds of [[***]].

provided that, with respect to (ii) and (iii) above, Atara shall use reasonable efforts to request NIH and/or BioVec to provide such approval.

2.5	Options to negotiate.
2.5.1

Option for Sublicense under MOFFITT Upstream License. For [[***]] (the “MOFFITT Option Period”), provided that Atara has no obligation to amend or attempt to amend the MOFFITT Upstream License to extend the term thereof, Atara hereby grants to Bayer an option - which option Bayer may only exercise upon the occurrence of [[***]] - to negotiate with Atara a non-exclusive sublicense under the MOFFITT Upstream License [[***]]. Bayer may exercise such option right by written option exercise notice during the MOFFITT Option Period or the term of this Agreement, whichever ends sooner. Upon Atara’s receipt of any such option exercise notice, Atara shall within due course, but in no event later than [[***]] after receipt of the notice, offer Bayer to include the relevant MOFFITT Upstream License in the definition of “Licensed Technology” under this Agreement [[***]], which offer will include, with respect to such MOFFITT sublicense, any deviations from this Agreement that are [[***]] required to ensure consistency with the terms and conditions of the relevant MOFFITT Upstream Licenses, and conditional upon MOFFITT’s approval, in each case if and to the extent required for Atara to comply with its contractual obligations under the MOFFITT Upstream License. Atara will use [[***]] efforts to obtain MOFFITT’s approval of the sublicense grant to Bayer and, upon Bayer’s reasonable request, to negotiate with MOFFITT any further amendments which may be required to grant Bayer the right to use the relevant MOFFITT Upstream License with the same scope as the rights granted by Atara to Bayer under the Licensed Technology pursuant to Section 2.1.

2.5.2

Option for Other CAR-Ts. Bayer will receive the following preferential treatment in the event that Atara or any of its Affiliates has determined to out-license or otherwise grant any Development or Commercialization rights to Third Parties (for clarity, except for ancillary rights granted to contractors, consultants, or other Third Parties engaged by Atara or any of its Affiliates to perform services for or on behalf of Atara or any of its Affiliates) under any Patent Rights or Know How covering any Other CAR-T, in each case to the extent legally possible without breaching any Laws (including on data privacy) or obligations (including contractual obligations) towards Atara’s licensors with respect to such Other CAR-T or any other Third Parties who possess any rights, interest or title in any such Other CAR-T, provided that Atara shall not agree on contractual restrictions that limit Atara’s ability to grant a license specifically to Bayer whilst not limiting Atara’s ability to grant a license to Third Parties generally (for clarity, notwithstanding Atara’s right to grant to its contractors, consultants or other Third Parties performing services for Atara or any of its Affiliates or otherwise acting on Atara’s or its Affiliates’ behalf all rights required for performance of such services):

2.5.2.1

Subject to Section 2.5.2.9, during the [[***]] period beginning on the Effective Date, Atara will promptly inform Bayer in writing about the Other CAR-T and the availability of a license thereunder prior to [[***]] and will, upon written request of Bayer to be submitted within [[***]] Business Days upon receipt of Atara’s notification, negotiate in good faith a respective agreement with Bayer.  Notwithstanding the foregoing or anything to the contrary contained in Section 2.5.2, Atara shall, at all times, be free to enter into negotiations with any Third Parties for a license to any such Other CAR-T following notification of Bayer pursuant to this Section 2.5.2.1 and, for clarity, Atara may continue to negotiate with any such Third Parties while separately and concurrently negotiating with Bayer for a license to any such Other CAR-T (including the same Other CAR-T), in each case subject to Bayer’s other rights under Section 2.5.2.
2.5.2.2

Subject to Section 2.5.2.9, during the [[***]] period beginning on the Effective Date, Atara hereby additionally grants Bayer a right of [[***]] prior to any grant of rights under such Other CAR-T programs to Third Parties, as described in detail in Sections 2.5.2.3 - 2.5.2.8 below.

2.5.2.3

If Atara reaches final agreement on a term sheet or, in the absence of any final agreement on a term sheet before a definitive agreement is drafted, on the key business terms with a Third Party with respect to the transfer of, or grant of license or rights under, any Other CAR-T (whether by assignment, license or otherwise) (a “Preliminary Third Party Offer”), Atara shall notify Bayer in writing within [[***]] days of reaching such agreement, which notice shall include [[***]] - for such Preliminary Third Party Offer (a “Preliminary Third Party Offer Notice”). Such notice shall be subject to any applicable confidentiality obligations to such Third Party; provided that Atara shall [[***]]. Bayer shall have [[***]] Business Days after Atara has delivered to Bayer such Preliminary Third Party Offer Notice to deliver a written response to Atara, which response shall include [[***]].

2.5.2.4

If Atara determines in good faith that such Preliminary Bayer Offer is [[***]], taking into consideration all material terms thereof but not any terms undisclosed to Bayer, Atara shall so notify Bayer in writing, and (i) Atara will promptly enable Bayer to perform a customary due diligence on the applicable Other CAR- and (ii) within [[***]] days from Bayer’s receipt of such notice from Atara  – such period to be extended in good faith upon written request of Bayer if both Parties are still in active negotiations – the Parties shall use good faith efforts to [[***]].

2.5.2.5

Prior to entering into a definitive agreement with any Third Party with respect to the transfer of, or grant of license or rights under, the Other CAR-T (whether by assignment, license or otherwise, Atara shall review whether the envisaged final agreement deviates in any respect from [[***]]. In case of any such deviations, Atara shall provide Bayer with a written summary of such differences, including its assessment whether these deviations are material in any of the following manners:

2.5.2.6	at least [[***]] percent [[***]] deviation of [[***]] to be paid to Atara or any Affiliate of Atara up to (including) first commercial sale of a licensed product;
2.5.2.7	at least [[***]] percent [[***]] change of [[***]] to be paid to Atara or any Affiliate of Atara;
2.5.2.8	any material change of [[***]], licensed field or licensed territory; or
2.5.2.9	any material change of [[***]], supply and commercialization activities;

(the “Final Third Party Offer Notice”). [[***]].

2.5.2.10

Bayer shall have [[***]] Business Days following Atara’s delivery to Bayer of a Final Third Party Offer Notice [[***]] to deliver a written counter-offer to Atara (a “Final Bayer Offer”), and Atara shall within [***]] Business Days upon receipt of such Final Bayer Offer determine in good faith - and provide written notice thereof to Bayer - whether the terms of such Final Bayer Offer are [[***]], taking into consideration all material terms thereof, but not any terms undisclosed to Bayer. If Atara, in its reasonable discretion based solely on a comparison of the Final Third Party Offer Notice and the Final Bayer Offer, determines that the Final Bayer Offer is [[***]], Atara shall so notify Bayer in writing, and (i) Atara will promptly enable Bayer to perform a customary due diligence on the applicable Other CAR-T and (ii) within [[***]] days from Bayer’s receipt of such notice from Atara  – such period to be extended in good faith upon written request of Bayer if both Parties are still in active negotiations – the Parties shall use good faith efforts to enter into a license agreement with respect to such Other CAR-T on the terms of the Final Bayer Offer. If Atara, in its reasonable discretion based on the principles specified above, determines that the Final Bayer Offer is [[***]], Atara shall so notify Bayer in writing.

2.5.2.11

If Atara disagrees with Bayer’s Objection Notice or if Bayer objects within [[***]] days after receipt of notice of Atara’s determination that a Preliminary Bayer Offer or Final Bayer Offer is [[***]], the objecting Party shall notify the other Party of the dispute and the issue shall be referred to each Party’s Executive Sponsor who shall meet within [[***]] Business Days (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue within such [[***]] Business Days period (subject only to, in the case of Atara, approval of its board of directors or, in the case of Bayer, approval of the applicable management board, if required). Notwithstanding the foregoing, if [[***]].

2.5.2.12

If, [[***]] Atara shall thereafter be free to enter into an agreement with such Third Party related to such Other CAR-T based on the Final Third Party Offer. For clarity, Bayer’s option with respect to any particular Other CAR-T shall [[***]].

2.5.2.13

Notwithstanding anything to the contrary contained in this Agreement, the options and preferential treatment granted to Bayer and Atara’s obligations under Section 2.5.2 will, at Atara’s option, terminate in the event that Atara enters into a transaction or series of transactions with a Third Party acquiror that constitutes a Change of Control of Atara, provided that such Third Party is an entity that, immediately prior to the entering into such Change of Control transaction(s), (a) is active in the field of [[***]] and (b) has either (i) a market capitalization of at least [[***]], or (ii) reported revenue of more than [[***]] in the [[***]] month period preceding such Change of Control transaction(s). Atara may exercise such option by written notice to Bayer within [[***]] following any such Change of Control of Atara. For clarity, the foregoing sentence does not apply in the reverse scenario where Atara acquires a Third Party subject to the Change of Control definition in this Agreement. If Atara’s obligations under Sections 2.5.2.2-2.5.2.8 terminate pursuant to this Section 2.5.2.9 during the [[***]]period beginning on the Effective Date and Bayer has not acquired any rights under any Other CAR-T prior to such termination, then Atara shall pay to Bayer an amount of [[***]] within [[***]] days of receipt of the relevant invoice from Bayer, which Bayer may submit on or following the date of termination of such Atara obligations. For clarity, any exercised options under Section 2.5.2 (including all subsections thereunder) shall remain unaffected by any termination of the option rights pursuant to this Section 2.5.2.9. For clarity, and without limiting the foregoing, Section 2.5.2 (including all subsections thereunder) does not and will not apply to any grant of rights to any Third Party resulting from a transaction or series of transactions between Atara and any Third Party acquiror that constitutes a Change of Control of Atara, and Bayer will not receive the preferential treatment and option rights contemplated under Section 2.5.2 in any such scenario.

2.5.3

Additional License.  To the extent Bayer wishes to obtain (a) a commercial license under any Know How or Patent Rights Controlled by Atara that is [[***]], or (b) [[***]] under Section 2.1.2, Bayer may, during the term of this Agreement, notify Atara of its desire to enter into negotiations regarding such potential license or expansion by providing written notice to Atara specifying (i) [[***]] or (ii) [[***]] license under the Know How granted to Bayer and its Affiliates under Section 2.1.2, as applicable. Upon Atara’s receipt of any such notice and if Atara so agrees in its sole discretion, the Parties shall discuss the terms of a possible license agreement with respect to the relevant intellectual property rights for which Bayer has requested a license.

2.6	Technology Transfer.
2.6.1

Subject to Article 7, which covers the CMC/manufacturing process transfer, within [[***]] days of the Effective Date, Atara shall, and shall cause its Affiliates to, [[***]] deliver to Bayer and / or its designated Affiliate or Sublicensee, in a mutually agreeable form, copies of all written, graphic or electronic embodiments of the Licensed Technology and related Complete Invention Disclosures as well as all cell therapeutics and other materials pertaining to [[***]] for Exploiting Licensed Cell Therapeutics and Licensed Products (hereinafter the “Materials”), [[***]].

2.6.2

Thereafter, on a continuing basis during the term of this Agreement, Atara shall, [[***]] and shall cause its Affiliates to, as soon as reasonably practicable disclose and deliver to Bayer and / or its designated Affiliate or Sublicensee, as soon as reasonably practicable, in a mutually agreeable form, copies of all written, graphic or electronic embodiments of all additional Licensed Technology and / or Complete Invention Disclosures and of all Material which comes into existence from time to time, [[***]].

2.6.3

Without prejudice to the generality of Sections 2.6.1 and 2.6.2, until [[***]] Atara shall, [[***]] at the Atara FTE Rate for each additional FTE hour, provide Bayer or its designated Affiliate or Sublicensee with reasonable technical assistance relating to the use of the Licensed Technology for the purposes of transferring the Licensed Technology from Atara to the applicable Bayer Party, for the purposes of the applicable Bayer Party’s acquisition of expertise on the practical application of the Licensed Technology or for the provision of assistance to the applicable Bayer Party on issues arising from time to time during any Exploitation of the Licensed Technology, e.g. with respect to [[***]]. If visits of Atara’s representatives to the facilities of the applicable Bayer Party are requested, Atara shall send appropriate representatives to such facilities, provided that Bayer shall reimburse Atara for its reasonable and verifiable out-of-pocket expenses of travel and accommodation for such representatives that have been pre-approved by Bayer in writing.

2.7

Good Faith Efforts to Control Required Intellectual Property. Upon Bayer’s written request, Atara shall use good faith efforts to acquire licenses under Know How and Patent Rights that become controlled by MSK and NIH after the Effective Date, to the extent that those intellectual property rights are (i) not yet included in Atara’s licenses under the MSK Upstream Licenses and the NIH Upstream License, as applicable, and (ii) reasonably required for the Exploitation of Licensed Products. This obligation is subject to good faith agreement between Atara and Bayer on sharing of any additional license fees to be paid for the additional licenses.

2.8

No Other Licenses. Except as expressly provided in this Agreement, neither Party shall be deemed, whether by estoppel, implication or otherwise, to have granted the other Party any license or other right with respect to any intellectual property rights of such Party, its Sublicensees, its upstream licensors, or its or their Affiliates. And each Party hereby covenants, on behalf of itself and its Affiliates, not to Exploit any intellectual property rights licensed to such Party or its Affiliates under this Agreement (and, to the extent such Party sublicenses any such intellectual property rights to any Sublicensees hereunder, shall cause such Sublicensees, not to Exploit any such intellectual property rights) except as expressly permitted herein.

Article 3
GOVERNANCE

3.1	Purpose and Scope of Collaboration. The Parties are entering into a collaboration, with the intent of
3.1.1	further developing ATA3271 [[***]] (hereinafter the “Research Activities”) in accordance with the Research Plan; and
3.1.2	developing the CMC process for clinical supply manufacture with respect to ATA3271 (hereinafter the “CMC Activities”) in accordance with the CMC Plan.
3.2

Collaboration Plans. Each of (a) the Research Activities and (b) the CMC Activities shall be carried out during the relevant Collaboration Term in accordance with the relevant Collaboration Plan. Each Collaboration Plan sets forth the responsibilities and activities to be performed by the Parties, details regarding each of the Parties’ deliverables and timetables for delivery of such deliverables. The Collaboration Plans may be modified by the JSC in accordance with Section 3.5, provided that no such modification may materially increase the other Party’s obligations under such Collaboration Plan unless the Parties have agreed to such increase in accordance with Section 21.11. To the extent any terms in any Collaboration Plan should at any time conflict with the terms of this Agreement, the terms of this Agreement shall prevail.

3.3	Performance of the Collaboration Activities.
3.3.1

Each Party shall [[***]] perform those parts of the Collaboration Activities that it is responsible for in the manner and within the times frame set forth in the relevant Collaboration Plan and otherwise in accordance with the terms of this Agreement.

3.3.2

Each Party shall maintain and make available for the Collaboration Activities all laboratories, offices and other facilities that are necessary to carry out its responsibilities under the relevant Collaboration Activities pursuant to the relevant Collaboration Plan.

3.3.3	Reports.
3.3.3.1

Each Party shall submit to the other Party reports on its activities under each of the (a) Research Activities and (b) CMC Activities, and shall provide to the other Party deliverables of such activities, each with information, frequency, within the timelines and with a format as specified in the relevant Collaboration Plan.

3.3.3.2	In addition, each Party’s Alliance Manager shall, with respect to each of the (a) Research Activities and (b) CMC Activities,
(i)

provide the members of the JSC with written updates regarding its Party’s activities under the relevant Collaboration Plan, including summary results and analyses thereof, prior to each JSC meeting; and

(ii)

on a [[***]] basis until the end of the relevant Collaboration Term, provide the JSC with a written report regarding its Party’s activities under the relevant Collaboration Plan, including protocols, experimental procedures, results, analyses thereof and conclusions for the previous [[***]] month period (or in the case of the report at the end of the relevant Collaboration Term for the period since the previous written report) in a mutually agreed format.

At the request of an Alliance Manager, the Alliance Managers and members of the responsible teams of both Parties will discuss any questions regarding the contents of such reports.

3.3.4

Records. Each Party shall prepare and maintain complete and accurate written records, in sufficient detail and in good scientific manner appropriate also for patent and regulatory purposes, pertaining to its respective activities under the Collaboration Activities. Such records shall properly reflect all work done, results achieved and inventions discovered and reduced to practice in the performance of its works under the Collaboration Activities and shall be retained by such Party for at least [[***]] years after the expiration or termination of this Agreement, or for such longer period as may be required by any Laws. Each Party shall make such records available for inspection by the other Party at all reasonable times and deliver copies of such records to the other Party at such other Party’s reasonable request.

3.3.5	Place of Performance. Atara shall perform those parts of the Collaboration Activities that it is responsible for exclusively at [[***]]; as applicable.
3.3.6

Subcontracting. Atara shall not subcontract any parts of the Collaboration Activities to any Third Party without the prior written consent of Bayer. Bayer, however, hereby consents to Atara’s Affiliates and, solely with respect to activities that MSK is responsible for pursuant to the ATA2271 Plan, to MSK acting as subcontractors of Atara. In case of any written consent of Bayer, if required, to the use of a specific subcontractor for a specific activity, unless explicitly otherwise agreed, the consent will be deemed given under the condition that such contractor of the other Party enters or has entered into an agreement obligating such contractor to all confidentiality, publication and intellectual property-related provisions of this Agreement, applicable to Atara. Each Party shall be solely responsible for the supervision and direction of contractors performing activities designated as such Party’s task under the Collaboration Plan and shall be solely liable for the performance of such activities by such contractors in compliance with this Agreement. Atara will impose on any subcontractor who supplies drug product or any parts thereof sustainability obligations that are substantially equivalent to the sustainability requirements specified in the Bayer Supplier Code of Conduct, which is attached hereto as Exhibit 3.3.6 (the “Bayer Supplier Code of Conduct”).

3.3.7

Each Party agrees to perform all its activities within the Collaboration Activities in good scientific manner and to comply with all Laws applicable to the performance of the activities that it is responsible for under the Collaboration Plans.

3.3.8

Neither Party shall use in any capacity the services of anyone debarred, disqualified, blacklisted or banned or under investigations or threat of investigations by any regulatory authority for debarment, disqualification, blacklisting or any similar regulatory action in any jurisdiction anywhere in the world. Furthermore, each Party represents and warrants that neither such Party nor its employees, agents or representatives involved in the performance of the Collaboration Activities have been debarred, disqualified, blacklisted or banned by any regulatory authority, nor are they currently, to such Party’s Knowledge, the subject of such a debarment, disqualification, blacklisting or banning proceeding. During the term of the Agreement, each Party shall promptly notify the other Party should it or any of its employees, agents or representatives involved in the performance of the Collaboration Activities become the subject of such debarment, disqualification, blacklisting or banning proceeding.

3.3.9

Atara is expected to [[***]] organize its activities under the Collaboration Plans in a manner that [[***]] in line with the Bayer Supplier Code of Conduct, provided that in the event of any conflict between the Bayer Supplier Code of Conduct and a Collaboration Plan, the Collaboration Plan shall govern. Bayer shall have the right to audit the sustainability performance of Atara, either by written assessment (online, paper questionnaire, etc.) or, upon reasonable advance written notice, by an onsite audit conducted at a mutually agreeable time and in a mutually agreeable manner, executed directly by Bayer or by a Third Party auditor reasonably acceptable to Atara, provided that any such Third Party auditor has entered into an agreement obligating such Third Party auditor to all confidentiality, publication and intellectual property-related provisions of this Agreement, applicable to Bayer. The sustainability performance will be evaluated by comparing it with the Bayer Supplier Code of Conduct principles.

3.3.10	Material Transfer.
3.3.10.1	From time to time, Bayer may transfer materials to Atara for purposes of the Collaboration Activities.
3.3.10.2	Atara understands that materials transferred by Bayer are experimental in nature and Bayer does not make any representation or warranty,

express or implied, as to the identity, ownership, purity, utility, safety or activity of such biological materials.
3.3.10.3

Atara shall use Bayer’s materials only for the purposes of performing its obligations or exercising its rights under this Agreement. Atara shall not reverse engineer or analyze (except to the extent expressly permitted in the Collaboration Plan and then only for the purposes of the Collaboration Activities) the material or otherwise attempt to determine the identity, structure, or composition of the material, nor will Atara permit or assist others to do so.

3.3.10.4

Atara shall not transfer Bayer’s material to any Third Party, except to contractors or collaborators of Atara for the purposes authorized by this Agreement upon prior written notice of such transfer to Bayer.

3.4

Responsibility for Expenses for Conduct of the Collaboration Activities. Except as may be specifically agreed to in writing by the Parties, Bayer shall bear its own costs and expenses incurred in the performance of the activities to be performed by it under the Collaboration Plans and the reimbursement upfront fee to be paid by Bayer to Atara pursuant to Section 9.2 shall, except as otherwise specified in this Agreement, be the complete reimbursement for Atara’s costs and expenses incurred in the performance of Collaboration Activities identified as [[***]] under the Collaboration Plans. For clarity, neither Party shall be under any obligation to incur any cost other than as necessary to fulfill such Party’s obligations under this Agreement.

3.5	Revisions or Expansions to Collaboration Plan.
3.5.1

Any revision or expansion to the Collaboration Plan that may be requested by either of the Parties during the relevant Collaboration Term shall be discussed by the JSC. This includes, without limitation, discussions regarding the effect any such requested revision or expansion will have on the deliverables (including timing) to be provided under the relevant Collaboration Plan and the allocation of Atara’s and / or Bayer’s resources for performance of its activities under the relevant Collaboration Activities.

3.5.2

The JSC shall have the authority to amend the relevant Collaboration Plan per such Party’s request, and such amendment shall be incorporated into the relevant Collaboration Plan by reference. For clarity, this does not include any right of the JSC to change any terms of this Agreement other than solely within the relevant Collaboration Plan.

If the JSC determines that a Party’s request refers to matters that do not materially change the Collaboration Plan and such changes do not materially impact the amount of resources allocated to such activity, the JSC shall have the authority to amend the Collaboration Plan per such Party’s request, and such amendment shall be incorporated into the Collaboration Plan by reference.

If the JSC determines that the request refers to matters that materially change the Collaboration Plan, or that such changes materially impact the amount of resources allocated to such activity, the JSC shall prepare and present to the Parties’ respective Executive Sponsors a detailed written proposal for such revision or expansion to the Collaboration Plan.  If such proposal is approved by the Executive Sponsor of each of the Parties, the amended Collaboration Plan shall be agreed upon pursuant to Section 21.11.

3.6	Governance.
3.6.1

Alliance Sponsors. Each party shall designate an executive as sponsor for the alliance (each such executive, an “Alliance Sponsor”). The Alliance Sponsors shall meet and confer as often as they deem appropriate to maintain the health, priority, and direction of the relationship and to proactively solve issues as necessary. The initial Alliance Sponsor designated by Atara is the Vice President, Corporate Strategy and Business Development of Atara, and the initial Alliance Sponsor designated by Bayer is the Vice President, Head of Oncology Strategy & Early Commercialization of Bayer.

3.6.2

Alliance Managers. As soon as practicable after the Effective Date, each Party shall nominate a representative to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the key contact point between the Parties. Each Alliance Manager shall be a permanent non-voting member of the Joint Steering Committee and any subcommittee(s).  A Party may replace its Alliance Manager at any time by providing written notice to the other Party.

3.6.3	Joint Steering Committee. Within [[***]] days after the Effective Date the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”).
3.6.3.1

Composition. The JSC shall be composed of an equal number of representatives [[***]] from each Party plus the Alliance Manager(s) in a [[***]] capacity. Each JSC representative shall have appropriate experience, knowledge and authority within such Party’s organization to carry out the duties and obligations of the JSC. Each Party shall name its initial JSC representatives and designate one of its representatives as the co-chair (each, a “Co-Chair”) for that Party.

3.6.3.2

Responsibilities of the JSC. The JSC provides strategic direction and operational oversight to the Alliance, evaluates performance, recommends corrective action and shall act as the point of escalation for issues that cannot be resolved at subcommittee or sub-team levels. Within [[***]] days of the execution of the agreement, the JSC shall jointly establish a charter (the “JSC Charter”) that details specific responsibilities and such JSC Charter will be updated annually to ensure it is focusing on key activities and contractual obligations. Initial considerations for the JSC Charter include:

(i)	monitoring performance of this Agreement as well as progress of the Collaboration Activities compared to the goals defined in the Collaboration Plans and deciding on corrective action, where required;
(ii)	serving as the principal means by which each Party keeps the other Party informed about the status of those parts of the Collaboration Activities within its responsibilities;
(iii)	reviewing and discussing as to whether the deliverables have been achieved;
(iv)	agreeing on changes to the existing Collaboration Plans - including, with respect to the Research Plan in the event of

[[***]] - in each case, which do not materially increase or decrease Atara’s or Bayer’s obligations, provided that, for clarity, the JSC shall not have the authority to [[***]];
(v)	recommending modifications to the Collaboration Plan which materially increase or decrease Atara’s or Bayer’s obligations, or any other amendments to this Agreement;
(vi)	agreeing on changes to the ATA2271 Plan, which changes shall be subject to MSK approval prior to taking effect, provided that Atara shall use reasonable efforts to obtain such MSK approval;
(vii)	identifying the Bayer Background Technology, if any, to be used in connection with the Collaboration Activities;
(viii)	acting as the point of escalation for issues that cannot be resolved otherwise; and
(ix)	performing such other functions as are specifically assigned to the JSC in this Agreement.
3.6.3.3	Operation of the JSC.
(i)

JSC Meetings. The JSC shall meet (in person, by means of telephone conference, videoconference or other means of communications) as deemed necessary by the Co-Chairs but at least once Quarterly through the IND filing for the first allogeneic Licensed Product, and semi-annually thereafter (unless the Parties mutually agree otherwise). The location for in-person meetings, if any, shall alternate between the facilities of the Parties (or such other location as is mutually agreed by the respective Co-Chairs of the JSC). A kick-off meeting of appropriate duration should be scheduled within [[***]] after the Effective Date.

(ii)

Preparation of Meetings. In close interaction with the Co-Chairs the Alliance Managers are responsible for the scheduling, planning and preparation of the JSC meetings. Particular responsibilities of the Alliance Managers include:

(1)	JSC-aligned scheduling of the regular and additional meetings of the JSC;
(2)	preparation of a JSC-aligned meeting agenda; and
(3)	providing the JSC members with advance notices for all scheduled meetings, meeting agendas and other relevant materials reasonably in advance of such meeting.
3.6.3.4

Meeting Attendees / Guests. In addition to the members of the JSC, the Co-Chairs of each subcommittee (if any) and a reasonable number of additional representatives of a Party or advisors may attend the meetings of the JSC in a non-voting capacity for the limited purpose of providing input with respect to a particular matter on the agenda. A list of all representatives of each Party expected to attend the meeting shall be included on the meeting agenda and distributed to the JSC prior to the relevant meeting.

3.6.3.5

Meeting Minutes. Responsibility for preparing the definitive minutes of each meeting of the JSC shall alternate between the Alliance Managers of the Parties. The Alliance Managers shall prepare and circulate a draft of the minutes of each meeting to all members of the JSC for comments within [[***]] Business Days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and decisions approved by the JSC at such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes promptly. Formal joint approval of the minutes should take place no later than the date of the next meeting of the JSC. Meeting minutes for subcommittees are the responsibility of the Co-Chairs of the respective subcommittee.

3.6.3.6	Meeting Costs. Costs incurred by each Party in connection with its participation at any meetings of the JSC shall be borne [[***]].
3.6.3.7

Decision Making by the JSC. Decisions of the JSC required to be made by this Agreement shall be made by vote, with each Party’s voting representatives on the JSC collectively having one (1) vote. No vote may be taken unless at least one (1) of each Party’s representatives participates.

3.6.3.8

Limited Powers of the JSC. The JSC shall have only the powers assigned expressly to it in this Agreement, and shall not have the power to (i) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (ii) modify or amend the terms and conditions of this Agreement subject to the JSC’s right to agreeing on non-material modifications to the Collaboration Plans. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC.

3.6.4

Subcommittees. The JSC shall have the right to establish and disband subcommittees as deemed necessary by the JSC depending on the scope, nature and phase of the alliance described in this Agreement. When establishing such subcommittees, the JSC shall specify the composition, responsibilities and duration of such subcommittee. Unless specified at the time a subcommittee is established by the JSC, the provisions of Section 3.6.3 shall apply mutatis mutandis to each such subcommittee formed pursuant to this Section 3.6.4.

3.7	Escalation.
3.7.1

If any subcommittee established by the JSC is unable to decide or resolve unanimously any matter properly presented to it for action within [[***]] days of such matter being referred to it for action, at the written request of either Party, the issue shall be referred to the JSC who shall meet within [[***]] Business Days (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to, in the case of Atara, approval of its Executive Sponsor or, in the case of Bayer, approval of the applicable management board, if required).
3.7.2

If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action within [[***]] Business Days of such matter being referred to it for action, at the written request of either Party, the issue shall be referred to the Executive Sponsors who shall meet within [[***]] Business Days (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to, in the case of Atara, approval of its board of directors or, in the case of Bayer, approval of the applicable management board, if required). Notwithstanding the foregoing, if the Executive Sponsors cannot resolve such matter within [[***]] Business Days of the date such matter is first referred to them, then, [[***]]:

[[***]];

(ii)	[[***]];
(iii)	notwithstanding any other provision of this Agreement to the contrary, [[***]]; and
(iv)	notwithstanding any other provision of this Agreement to the contrary, [[***]].

In each case, [[***]].

3.8	Termination of the JSC. The JSC shall continue to exist until the latter of: (i) the [[***]]; or (ii) [[***]]

Article 4
DEVELOPMENT

4.1

Responsibility. With the exception of the ATA2271 Phase 1 Clinical Trial and any other Phase 1 Clinical Trial relating to ATA2271 mutually agreed between the Parties after the Effective Date, and subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for the Development of the Licensed Cell Therapeutics and / or Licensed Products in the Field in the Territory, at Bayer’s sole discretion (subject to Section 4.4) and Bayer’s sole expense, including for the avoidance of doubt:

4.1.1	determining, planning and implementing the Development plans and strategies for the Licensed Cell Therapeutic and / or Licensed Product; and
4.1.2

conducting, and determining the timing and scope of and schedule for, all Clinical Trials related to the Licensed Cell Therapeutic and / or Licensed Product (including performing cell selection for allogeneic Licensed Products, which, for clarity, Atara is not responsible to perform), in all cases, whether performed by or on behalf of Bayer or any other Bayer Party or Third Party appointed by Bayer.

4.2	Atara’s ATA2271 Development Responsibilities.
4.2.1	Atara (in collaboration with MSK) will [[***]] continue, and will [[***]] cause MSK to continue, [[***]] the ATA2271 Phase 1 Clinical Trial in the manner outlined within the ATA2271 Plan and any other Phase 1 Clinical Trial relating to ATA2271 in the manner pre-agreed upon (including with respect to any financial terms) with Bayer. Atara will report on its activities under such Phase 1 Clinical Trial and results thereof both through written reports and through oral communication (including via the JSC), and shall provide Bayer deliverables of such activities and results, each with information, frequency, within the timelines and with a format as specified in the relevant ATA2271 Plan. This includes that Atara will submit to Bayer all Regulatory Documentation and all other study data relating to the ATA2271 Phase 1 Clinical Trial within due course, but in no event later than within [[***]] Business Days after such documents and data are received or generated by Atara. Upon request of Bayer, Atara will enable Bayer scientists to participate as observing members in any material development-related activities of Atara and to the extent that Atara has the right to do so, any material development-related activities of MSK, said participation being subject to MSK’s approval. Atara will [[***]] obtain such approval from MSK and will, upon Bayer’s written request, inform Bayer about the steps taken to obtain such MSK approval and the status of the approval process.

4.2.2

After completion of [[***]], Bayer shall be solely responsible, at its sole discretion, for continuing the ATA2271 clinical development and Atara will take all steps reasonably required to enable Bayer to take over such program in a mutually agreeable manner.

4.2.3

For clarity, all materials, documents and data generated within the ATA2271 clinical development, as described above, form part of the Licensed Technology and, consequently, Bayer has the exclusive right to use such materials, documents and data for Exploitation of Licensed Cell Therapeutics and Licensed Products in the Field in the Territory.

4.3

Cooperation of Atara. Bayer acknowledges Atara’s expertise and experience in preclinical development, CMC/manufacturing, regulatory matters and early clinical development for cell therapy products. Therefore, Atara shall reasonably cooperate with and provide assistance to Bayer in connection with Bayer’s Development activities with respect to the Licensed Cell Therapeutic and / or Licensed Product, in accordance with Section 2.6.3.

4.4	Efforts.
4.4.1

Bayer shall use Commercially Reasonable Efforts to Develop [[***]] in each of the Major Market countries. For clarity, Bayer shall not have any Development obligations for any additional indication or in any other country.

4.4.2	Without limiting the foregoing, with respect to Licensed Products covered by Licensed Patents in-licensed by Atara under the NIH Upstream License, the following applies:
(i)	“Commercially Reasonably Efforts”, for the purposes of this provision, shall include [[***]].
(ii)

Bayer will provide Atara written [[***]] reports on its product development progress [[***]]within [[***]] days after the end of each Calendar Year. These progress reports shall include, but not be limited to: [[***]]. Bayer agrees to provide any additional information reasonably required by the NIH to evaluate Bayer’s compliance with its diligence obligation under the NIH Upstream License.
(iii)	Bayer shall report to Atara the dates for achieving the [[***]] and the First Commercial Sale in each country in the Territory within [[***]] days of such occurrences.

Article 5
REGULATORY

5.1

General responsibility. Except as specifically set forth in Section 5.2, subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for, at Bayer’s sole expense (except as set forth elsewhere in this Agreement, including its Exhibits):

5.1.1	determining, planning and implementing the regulatory plans and strategies for the Licensed Product(s);
5.1.2	preparing and maintaining the “Company Core Data Sheet” for the Licensed Product(s);
5.1.3	either directly or through its Affiliates or Sublicensees, making all regulatory filings with respect to the Licensed Product(s);
5.1.4

preparing, filing, and holding all INDs and Regulatory Approvals throughout the Territory in the name of either itself or its Affiliates or Sublicensees, with the exception of the IND data package up to IND Readiness for ATA3271, which Atara shall provide to Bayer; and

5.1.5

all interactions with Regulatory Authorities with respect to the Licensed Product(s), including all submissions, meetings and discussions in all cases, whether performed by or on behalf of Bayer or any other Bayer Party or Third Party appointed by Bayer.

5.2

Responsibility for ATA2271 Phase 1 Clinical Trial. Atara (in collaboration with MSK) shall be [[***]] responsible for all regulatory filings with respect to the ATA2271 Phase 1 Clinical Trial as well as the IND relating to ATA2271, up to [[***]].  Sections 4.2.1 – 4.2.3 apply mutatis mutandis.

5.3

Cooperation of Atara. Atara shall [[***]] cooperate with and provide assistance (excluding any research or development work, which is addressed in Section 2.6.3, or any drafting with respect to the content of any IND or BLA) to Bayer solely to address regulatory questions during the review of IND or BLA filings or any other filing with a Regulatory Authority, in each case with respect to a Licensed Product, including by promptly executing any required documents, providing access to personnel and providing all such documentation as Bayer may reasonably require and request from time to time, as well as by [[***]] to ensure that Bayer Parties obtain from MSK all authorizations that may be required to fully benefit from the results of any ATA2271 clinical development (including any cross references to the ATA2271 IND in an IND filing for another Licensed Cell Therapeutic) Atara shall cooperate with the Bayer Parties, as may be requested by Bayer, in connection with any inspection by a Regulatory Authority relating to a Licensed Product including any inspection prior to approval of an BLA for any Licensed Product.

5.4

Assignment of Regulatory Documentation. Notwithstanding Atara’s earlier reporting obligations pursuant to Section 4.2 of this Agreement, upon [[***]] Atara shall assign, and shall [[***]] cause MSK to assign, to Bayer all of its and MSK’s rights, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Law, all Regulatory Approvals and INDs Controlled by Atara or MSK as of the Effective Date and from time to time during the term of this Agreement. Atara shall, and shall [[***]] cause MSK to, duly execute and deliver, in each case within [[***]] Business Days of the Effective Date, such instruments, and shall do, and shall [[***]] cause MSK to do, such acts and things, including the filing of such assignments, agreements, documents and instruments as Bayer may reasonably request from time to time in connection with Bayer’s rights under this Section 5.4. Atara shall also provide to Bayer all updates to such Regulatory Documentation within [[***]] Business Days of their first becoming available to Atara.

5.5	Rights of Reference.
5.5.1

Right of Reference for Atara. Atara and its Affiliates and their designees will have, and Bayer (on behalf of itself and its Affiliates) hereby grants, and shall cause all other Bayer Parties to grant, to Atara and its Affiliate and their designees, access and a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b) (without any further action required on the part of Atara, its Affiliates or contractors, whose authorization to file this consent with any Regulatory Authority is hereby granted) in connection with the development of products of Atara and its Affiliates to all Regulatory Documentation relating to any Licensed Cell Therapeutic or Licensed Product, or any components thereof, controlled by or on behalf of any Bayer Parties and all data contained or referenced therein, and agrees to sign and cause the other Bayer Parties to sign, any instruments reasonably requested by Atara in order to effect such grant.

5.5.2

Right of Reference for Bayer. Atara hereby grants and shall [[***]] cause MSK and Atara’s and MSK’s Affiliates grant to Bayer Parties a “Right of Reference or use” as that term is defined in 21 C.F.R. § 314.3(b), without any further action required on the part of Bayer Parties or their contractors (whose authorization to file this consent with any Regulatory Authority is hereby granted), in connection with the development of Licensed Cell Therapeutics or Licensed Products to all Regulatory Documentation relating to ATA2271 or any components thereof and all data contained or referenced therein, and agrees to sign, and shall [[***]] cause MSK and Atara’s and MSK’s Affiliates to sign, any instruments reasonably requested by Bayer Parties in order to effect such grant.  If Bayer wishes to obtain a “Right of Reference or use” to any other regulatory filing Controlled by Atara, Bayer shall so notify Atara in writing, and, provided that Atara has the rights necessary to grant Bayer any such rights and that such additional Right of Reference or use is reasonably required to Develop the Licensed Cell Therapeutic or Licensed Product without any unnecessary delay or significant additional cost, Atara shall consider, in good faith, Bayer’s request for an additional grant of such rights to Bayer and shall not unreasonably withhold its consent to such request.

Article 6
COMMERCIALIZATION

6.1	Commercialization.
6.1.1

Responsibility. Subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for the Commercialization of the Licensed Product in the Field in the Territory at Bayer’s sole expense (except as set forth elsewhere in this Agreement), including, for the avoidance of doubt, the planning and implementation, distribution, booking of sales, pricing and reimbursement, in all cases, whether performed by or on behalf of Bayer or any other Bayer Party or Third Party appointed by Bayer.

6.1.2	Efforts. Bayer shall use Commercially Reasonable Efforts to Commercialize [[***]] in each Major Market.
6.1.3

Additional Restrictions relating to NIH Upstream License. Solely with respect to Licensed Products that are covered by Licensed Patents under the NIH Upstream License, Bayer shall use Commercially Reasonable Efforts to (i) make Licensed Products reasonably accessible to the United States public, (ii) make reasonable quantities of Licensed Products available to patient assistance programs, (iii) develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products, and (iv) upon request of Atara or NIH, supply NIH with inert samples of the Licensed Products or their packaging for educational and display purposes only, provided that, unless explicitly stated otherwise in the request, such samples or packaging shall be mailed to: [[***]]. Furthermore, solely with respect to Licensed Patents under the NIH Upstream License that cover Licensed Products (if any), Bayer and all Bayer Parties agree to mark the Licensed Products, or their packaging sold in the United States with the applicable U.S. patent numbers and similarly to indicate "“Patent Pending"” status of such Licensed Patents.

6.1.4

Commercialization Plan.  At least [[***]] days in advance of the anticipated [[***]] of a Licensed Product in [[***]] in the Territory, Bayer shall prepare and submit to Atara a written plan setting forth the activities to be undertaken with respect to the Commercialization of Licensed Products (the “Commercialization Plan”), which shall describe in reasonable detail Bayer’s Commercialization activities for the rest of the relevant [[***]].  Thereafter, Bayer shall prepare and submit to Atara for the rest of the term of the Agreement a Commercialization Plan on any new [[***]] no later than [[***]] days after [[***]].

Article 7
MANUFACTURING

7.1

Except as specifically set forth in Sections 7.2 and 7.3, subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for and bear all costs of the manufacture, storage, distribution and supply of the Licensed Products in the Field in the Territory.

7.2	Notwithstanding the foregoing, Atara will be responsible for the performance of the CMC Activities in accordance with the CMC Plan.

7.3

Within [[***]] days following the Effective Date, the Parties shall enter into a Phase 1 – 2 Manufacturing and Supply Agreement pursuant to which [[***]].  The key terms of the Phase 1 – 2 Manufacturing and Supply Agreement and the Phase 3 Manufacturing and Supply Agreement are set forth in Exhibit 7.3, attached hereto. Such Manufacturing and Supply Agreements shall include as an annex a Quality Agreement containing terms and conditions regarding quality assurance/quality control and compliance with cGCP, cGLP and cGMP, as applicable.

Article 8
PHARMACOVIGILANCE

8.1	General. Both Parties agree to promptly exchange all information that relates to the safety of the Licensed Product and to comply with all Laws relating to the Licensed Product concerning drug safety.
8.2

Pharmacovigilance Agreement.  In furtherance of Section 8.1, the Parties shall negotiate and execute a pharmacovigilance agreement within [[***]] days of the Effective Date. Bayer will create and maintain a master drug safety database which shall cross-reference adverse events relating to the Licensed Product occurring anywhere in the world. Bayer shall be the sole owner of the master drug safety database. Atara shall submit all data collected by it with respect to adverse events relating to the Licensed Product to Bayer in accordance with the timelines set forth in the pharmacovigilance agreement. After transfer of the [[***]] to Bayer, Bayer shall be responsible for all reporting of adverse events pursuant to Law with respect to the Licensed Products.

Article 9
FINANCIAL PROVISIONS

9.1

License Upfront Payment. In consideration of the licenses granted by Atara to Bayer under the Agreement, Atara shall be entitled to invoice Bayer for a one-time license upfront payment of US$45,000,000 (in words: forty-five million U.S. dollars) (the “Upfront License Payment”) on or after the Effective Date, which Upfront License Payment reflects the aggregate value of the Licensed Technology as set forth in Exhibit 9.1.

9.2

Reimbursement Upfront Payment. As reimbursement for Atara’s expenses for activities identified as [[***]] under the Collaboration Plans, Atara shall be entitled to invoice Bayer for a one-time reimbursement upfront fee of US$15,000,000 (in words: fifteen million U.S. dollars) on or after the Effective Date.

Should the preclinical development of [[***]] be stopped early ([[***]]), then any unused portion of such reimbursement upfront fee will be used for [[***]], provided that the decision on the [[***]] and the related Research Plan shall be made by the JSC pursuant to Section 3.6.3.2(iv).

9.3

Remuneration for Further Research Activities. In consideration for the conduct of the activities identified as [[***]] under the Research Plan, Atara shall be entitled to invoice Bayer for an amount equal to US$5,000,000 (in words: five million U.S. dollars) in the following installments:

[[***]] percent [[***]] upon initiation of any one of the activities identified as [[***]] under the Research Plan;

(ii)

[[***]] percent [[***]] upon Atara’s delivery of Atara’s qualification report following [[***]], such report, as applicable, to be consistent with the table of contents set forth in Exhibit 1.72 and to be in a form consistent with the reporting template identified as “Pre-clinical Technical Report” disclosed by Atara to Bayer prior to the Effective Date; and

(iii)

[[***]] percent [[***]] upon Atara’s delivery of the last qualification or study report, as applicable,  following [[***]], such report, as applicable, to be consistent with the table of contents set forth in Exhibit 1.72 and to be in a form consistent with the reporting template identified as “Preclinical Technical Report” disclosed by Atara to Bayer prior to the Effective Date.

9.4	Milestones.
9.4.1

Development and Regulatory Milestones for Licensed Products other than [[***]] Licensed Products. Upon the first (1st) achievement of any of the following milestone events for a human therapeutic Licensed Product that is not an [[***]] Licensed Product, Atara shall be entitled to invoice the following one-time payments to Bayer:

[[***]]

For [[***]] met with a [[***]] Licensed Cell Therapeutic or Licensed Product that is [[***]], the respective milestone payments above shall become due, each with an [[***]]. For [[***]] met with a [[***]] Licensed Cell Therapeutic or Licensed Product that is a [[***]], the respective milestone payments above shall become due, each with an [[***]]. For [[***]] met with a [[***]] Licensed Cell Therapeutic or Licensed Product that is a [[***]], the respective milestone payments above shall become due, each with an [[***]].

For clarity, [[***]] will be deemed to have been met with a Systemic Product [[***]] upon [[***]].

Notwithstanding Section 9.4.5.1, in the event a Phase 2 Clinical Trial seeking accelerated Regulatory Approval is initiated, the milestone payments under [[***]] shall be due upon the earliest of [[***]]. Bayer shall provide written notice to Atara of any of the events described in clauses (a) – (c) of the preceding sentence within [[***]] days following the occurrence of the relevant event.

For clarity, any inference or reference to a “first, “second” or “third” Tumor Type above, shall be construed to mean the “first”, “second” or “third” Tumor Type that achieves the applicable milestone event, regardless of how many other Tumor Types have been previously pursued with respect to the same or other Licensed Products without achieving the applicable milestone event; this means, [[***]].

In the event that [[***]], Atara is entitled to invoice an amount of [[***]] to Bayer together with [[***]]. Bayer shall make such payment within [[***]] days from [[***]]. For clarity, [[***]].  In the event that, following such payment by Bayer, [[***]], then [[***]].

9.4.2

Development and Regulatory Milestones for [[***]] Licensed Products. Upon the first achievement of any of the following milestone events for the first human therapeutic [[***]] Licensed Product (including a Licensed Product comprising [[***]]), [[***]] Atara shall be entitled to invoice the following one-time payments to Bayer:

[[***]]

9.4.3

Sales Milestones. Upon the first (1st) occurrence of aggregate annual Net Sales set out below with respect to a Licensed Product in the Field in the Territory, Bayer shall make the following payments to Atara:

[[***]]

9.4.4

Reporting on Milestone Achievement and Payment. Bayer shall provide written notice to Atara of (a) any occurrence of any of the development milestones set forth above no later than [[***]] days following the occurrence of the relevant milestone, and (b) any occurrence of any of the sales milestones set forth above with the royalty report to be provided by Bayer for the respective Quarter pursuant to Section 9.5.5, and shall, upon receipt of an invoice pursuant to Section 9.6, make the associated milestone payments in accordance with Section 9.6.

9.4.5	Limitation on Milestones. For the avoidance of doubt:
9.4.5.1

The Development and Regulatory Milestones are intended to be successive on a country-by-country or region-by-region basis, as applicable; in the event that Bayer skips any of such milestones on a country‑by-country or region-by-region basis, as applicable, Bayer shall be deemed to have achieved such skipped milestone when it achieves the next successive Development and Regulatory Milestone for the relevant Licensed Product.

9.4.5.2	No milestone payment will be made more than once per Licensed Product (as opposed to another Licensed Product);
9.4.5.3

No additional milestone payments shall be due in respect of subsequent or repeated achievements of any milestone(s), irrespective of the number of countries in which such milestone has been achieved, or in respect of any further indications not explicitly specified within the milestones listed under Section 9.4.1 and 9.4.2 above;

9.4.5.4	No additional milestone payments shall be due in respect of any Combination Licensed Product where the milestone has already been paid on a Licensed Product; and
9.4.5.5	Each milestone payment shall be due whether the corresponding milestone event has been achieved by Bayer, its Affiliates or Sublicensees.
9.5	Royalties.
9.5.1	Royalty Rates. Subject to the terms and conditions set forth in this Section 9.5 and elsewhere in this Agreement, Bayer shall pay to Atara royalties on aggregated annual Net Sales of each such Licensed Product sold in the Territory during the Royalty Term in the following amount:

[[***]]

For the avoidance of doubt, the cumulative Net Sales value shall be based on cumulative Net Sales from the start of a Calendar Year and reset on an annual basis.

For the avoidance of doubt, no royalties shall be due or payable on samples of Licensed Product or clinical trial materials or other transfers or dispositions of the Licensed Product for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

9.5.2	Sublicense Income for an [[***]] Licensed Product. In addition to the associated milestones and royalties outlined above, Bayer shall pay to Atara the following percentage of all Sublicense Income:
9.5.2.1	[[***]] percent [[***]] if at the time of execution of the sublicense agreement the status of the project is [[***]]; or
9.5.2.2	[[***]] percent [[***]] if [[***]].
9.5.3	Reduction in Royalties.
9.5.3.1

No Valid, Practiced Claim. If, during the Royalty Term, in any particular country in the Territory, a Licensed Product is not covered or claimed by a Valid, Practiced Claim, then the royalties that would otherwise have been payable on Net Sales of such Licensed Product in such country under this Agreement shall be reduced by [[***]] percent [[***]] as from the first Quarter in which there is no Valid, Practiced Claim. The calculation of the royalty reduction shall be conducted separately for each Licensed Product in each country.

9.5.3.2	Compulsory Licenses. [[***]].
9.5.3.3	Biosimilar Product. [[***]].
9.5.3.4

Third Party Technology. Subject to the last sentence of this Section 9.5.3.4, if during the term of this Agreement Atara or Bayer becomes aware of a Third Party Patent Right (excluding for clarity any Patent Rights controlled by MSK) and where Bayer reasonably determines, in the absence of a license to such Third Party Patent Right, such Third Party Patent Right would be infringed by the Exploitation of the Licensed Cell Therapeutic and / or Licensed Product (solely to the extent consisting of an Atara Cell Therapeutic), Bayer (itself or through any other Bayer Party) may obtain a license to such Third Party Patent Right in any country in the Territory. Atara agrees to fully co-operate with Bayer in any licensing of such rights by Bayer, as Bayer may reasonably request. In the event that Bayer pays any [[***]] in consideration solely for a license to such Third Party Patent Right for the Exploitation of the Licensed Cell Therapeutic and / or Licensed Product (solely to the extent consisting of an Atara Cell

Therapeutic) (subject to the limitation specified in sentence 1 of this Section 9.5.3.4), as applicable, [[***]]payable by Bayer to Atara pursuant to Section 9.5.1 shall be reduced by [[***]] percent [[***]] of the amounts actually paid to such Third Party in such country as consideration solely for any such license to such Third Party Patent Rights for such purpose.

9.5.3.5	For clarity, Atara shall be solely responsible to cover any third party royalty obligations that Atara may have under the Existing Agreements in relation to this license.
9.5.4	Notwithstanding anything to the contrary in this Agreement, in no event shall the royalties payable to Atara under Section 9.5.1 be reduced to less than:
9.5.4.1	[[***]]
9.5.5

Royalty Reporting. Starting from the date of First Commercial Sale of the Licensed Product(s) in any country, Bayer shall submit within [[***]] days after the end of each Quarter a good faith, non-binding, preliminary indication of Net Sales achieved within the previous Quarter (such preliminary indication not including any further breakdown, e.g., into countries, Licensed Products). Within [[***]] days of the end of each Quarter, Bayer shall prepare and deliver to Atara a written statement setting forth:

9.5.5.1	Net Sales for that Quarter on a Licensed Product-by-Licensed Product and country-by-country basis;
9.5.5.2	[[***]]; and
9.5.5.3	[[***]];
9.5.5.4	[[***]]; and
9.5.5.5	the associated royalties due to Atara.

Following Atara’s receipt of such quarterly statement, Atara shall deliver to Bayer an invoice for the royalties due to Atara, and upon Bayer’s receipt of such invoice, Bayer shall make the associated royalty payments in accordance with Section 9.6.2.

9.6	Payments.
9.6.1

Currency. All payments under this Agreement will be made in U.S. dollars. Where the payments due are calculated based on a currency other than U.S. dollars, the amount due will be converted to U.S. dollars using the average quarter to date exchange rate for the applicable quarter as consistently applied per Bayer’s internal accounting and reporting process.

9.6.2

Payment Date. The License Upfront Payment, the Reimbursement Upfront Payment, any and all royalties owing from Bayer to Atara under Section 9.5 and the payments owing from Bayer to Atara under Section 9.3, shall be paid by Bayer to Atara within [[***]] days after receipt of invoice, and the milestone payments and any other payment by Bayer shall be made within [[***]] days after receipt of invoice (each a “Payment Date”).

9.6.3

All payments due to Atara under this Agreement shall be paid upon the receipt of a respective invoice in U.S. dollars by wire transfer to the following bank account, or to such other bank account specified, at least [[***]] Business Days prior to the applicable Payment Date, in writing by Atara to Bayer:

Account Holder:	[[***]]
Bank Name:	[[***]]
Bank Address, City, and State:	[[***]]

Account No:	[[***]]
Bank Code:	[[***]]
SWIFT (BIC):	[[***]]
Routing Transit Number ABA:	[[***]]
Each invoice for payments shall be sent to:

[[***]]

mentioning such other information required and as may be amended and / or provided by Bayer to Atara from time to time.

Alternatively, each invoice for payments mentioning the aforementioned address and reference may be sent electronically in portable document format (pdf) via email without electronic signature (“pdf-invoicing”), to

[[***]]

thus replacing a corresponding paper form.

9.6.4

Late Payments. All payments not made by [[***]] days after the respective Payment Date set out in this Agreement shall be subject to Late Payment interest at the United States Secured Overnight Financing Rate (SOFR), currently published on Bloomberg screen <SOFRRATE Index>, fixed [[***]] Business Days prior to the respective Payment Date and reset to the prevailing [[***]] month SOFR at monthly intervals thereafter, plus a premium of [[***]] (or the maximum applicable legal rate of interest if lower). Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the respective Payment Date (inclusive) until the date of payment (exclusive).

9.7	Taxes.
9.7.1

All agreed consideration is exclusive of Value Added TAX (“VAT”). If legally applicable, VAT will be invoiced and has to be paid additionally after receipt of a proper invoice, which meets all legal requirements according to the applicable VAT-law.

9.7.2

Any party required to make a payment pursuant to this Agreement shall be entitled to deduct and withhold from the amount payable the tax for which paying party on behalf of payee is liable under any provisions of tax law. If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty no deduction shall be made or a reduced amount shall be deducted only if paying party is timely furnished with necessary documents by payee issued from the relevant tax authority, certifying that the payment is exempt from tax or subject to a reduced tax rate. Except as otherwise provided in Section 9.6.3, any withheld tax shall be treated as having been paid by paying party to payee for all purposes of this Agreement. Paying party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of payee. In case paying party must pay, but cannot deduct the withholding tax due to fulfillment and completion of payment obligation by settlement or set-off, payee will pay the withholding tax to the paying party separately. If paying party failed to deduct withholding tax but is still required by tax law to pay withholding tax on account of payee to the tax authorities, payee shall assist paying party with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to paying party, payee will immediately refund the tax amount.

9.7.3

Notwithstanding the foregoing, if (a) any party redomiciles or assigns its rights or obligations under this Agreement, (b) as a result of such redomiciliation or assignment, such Party (or its assignee) is required by Law to withhold taxes, or such redomiciliation or assignment results in the imposition of indirect taxes that were not otherwise applicable, from or in respect of any amount payable from such party to the other party under this Agreement, (c) the other Party is despite reasonable efforts not able to obtain an exemption or reduction from such additional tax; and (d) such withholding taxes or indirect taxes which cannot be exempted from tax by the other Party with reasonable efforts exceed the amount of withholding taxes or indirect taxes that would have been applicable had such redomiciliation or assignment not occurred, then any such amount payable shall be increased to take into account such withholding taxes or indirect taxes as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable) and / or paying such indirect taxes, as the case may be, the payee party (or its assignee) receives an amount equal to the sum it would have received had no such increased withholding been made and no such Indirect Taxes had been imposed.  The obligation to pay additional amounts pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax or indirect taxes would not have been imposed but for the assignment by the payee party of its rights or obligations under this Agreement or the redomiciliation of such payee party outside of the United States.

Article 10
BOOKS, RECORDS, AUDIT

10.1

Records. Bayer shall keep, and shall procure that all Bayer Parties keep, true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Atara pursuant to this Agreement. Those records and books of account shall be kept for

(i)

with respect to Licensed Products that are covered by Licensed Patents under the MSK MSLN License and/or that are containing, derived from or made using BioVec Products (as such term is defined in the BioVec Upstream License), [[***]] years;

(ii)	with respect to other Licensed Products than those listed under a) above, if they are covered by Licensed Patents under the NIH Upstream License, [[***]] years;
(iii)	with respect to other Licensed Products than those listed under a) and b) above, if they are covered by Licensed Patents under the MSK PD1-DNR License and/or MSK CAR-T License, [[***]] years; and

(iv)	with respect to other Licensed Products than those listed under a), b) and c) above, [[***]] years,

in each case following the end of the period to which they relate.

10.2

Audits. To validate Bayer’s compliance with its obligations under or in connection with this Agreement, Atara may, during the course of this Agreement and for [[***]] year after termination of this Agreement, appoint an independent certified public accountant, at Atara’s expense (except as otherwise contemplated below), to carry out an audit of Bayer’s records from time to time on behalf of Atara. The auditors selected by Atara shall be subject to acceptance by Bayer, such acceptance not to be unreasonably withheld or delayed. Any such audit shall be conducted pursuant to the following terms and conditions:

10.2.1

Any such audits shall be conducted during regular business hours at Bayer’s premises upon [[***]] days’ prior written notice by Atara and shall not interfere unreasonably with the Bayer’s business activities;

10.2.2	The auditor may inspect records for up to [[***]] years after the end of the period to which they pertain;
10.2.3	Audits may not take place more than [[***]] per Calendar Year and no period may be audited more than [[***]];
10.2.4

Prior to the audit taking place, auditor shall undertake to Bayer that they shall keep all information confidential and shall not disclose any information to Atara (except as set forth in Section 10.2.5 below) or any Third Party, and shall only use the same for the purpose of calculations which they need to perform hereunder;

10.2.5

Details of the auditor’s findings (including, for the avoidance of doubt, monetary values and supporting calculations) shall not be shared with Atara except in the form of a summary report (and, in any event), the summary report shall be communicated to Bayer before being shared with Atara and Bayer shall be given a period of [[***]] Business Days to review and respond to the auditor’s findings before the summary report may be provided to Atara (such reports to include Bayer’s response to the findings);

10.2.6	The auditor shall not be permitted to include any extrapolation calculations in their calculation of amounts allegedly underpaid to Atara;
10.2.7	If an audit reveals that Bayer has underpaid royalties due, Atara may invoice Bayer for the underpaid amount;
10.2.8

If an audit reveals an underpayment in excess of [[***]] percent [[***]] of the fees for the period subject to review by Atara, then Bayer shall pay the reasonable costs of the auditors within [[***]] days of Atara’s receipt of the summary report in Section 10.2.5 notifying Bayer that the audit has been completed; for clarity, any underpayment shall be subject to Late Payment interest in accordance with Section 9.6.4; and

10.2.9

If an audit reveals that Bayer has overpaid any royalties (the amount of each such overpayment, an “Overpayment Amount”), then, as may be requested by Bayer, (i) the Overpayment Amount will be credited against any future amounts payable to Atara by any Bayer Party, or (ii) Atara shall reimburse

Bayer for such Overpayment Amount (or any portion thereof that has not been credited as set out in the foregoing clause within [[***]] days after the date such auditor reveals to any Bayer Party, or any Bayer Party reveals to Atara, such Overpayment Amount; for clarity, no interest shall become due on the Overpayment Amount from the date such payment was received by Atara until the due date after the overpayment was revealed.

Article 11
INTELLECTUAL PROPERTY

11.1

Inventorship. Notwithstanding the provisions of Section 21.2, inventorship of any inventions created, generated, invented, discovered or conceived by, or on behalf of, a Party or any of its Affiliates, whether solely or jointly with any Third Party (or with the other Party or any of its Affiliates), in the course of the Collaboration Activities shall be determined by application of United States patent law pertaining to inventorship.

11.2	Ownership.
11.2.1	Intellectual Property owned by Atara.
11.2.1.1

As between the Parties, Atara shall retain all right, title and interest in and to, and shall [[***]] own, [[***]] Licensed Technology (including [[***)] Atara Results) with the exception of [[***]] Results.

11.2.1.2	No right or license is granted to Bayer hereunder with respect to any Licensed Technology, other than the licenses and rights granted to Bayer pursuant to Section 2.1.
11.2.2	Intellectual Property owned by Bayer.
11.2.2.1

As between the Parties, Bayer will retain all right, title and interest in and to, and shall [[***]] own, [[***]]Bayer Results, Joint Results, Bayer Background Technology and Bayer Background Improvements.

11.2.2.2

To the extent any copyrights constituting Bayer Background Improvements generated in whole or in part by Atara or any Joint Results, cannot be assigned by Atara to Bayer under applicable Law, Atara hereby grants Bayer an exclusive, irrevocable, perpetual, fully paid-up, royalty-free, world-wide license, with the right to grant sublicenses, to Exploit such copyrights and Joint Results for any and all purposes.

11.2.2.3

No right or license is granted to Atara hereunder with respect to any Bayer Results, Bayer Background Technology, Bayer Background Improvements other than the licenses and rights granted to Atara pursuant to Article 2.

11.2.2.4

For clarity, as between the Parties, Bayer shall [[***]] own all intellectual property rights conceived and reduced to practice in the conduct of Bayer’s activities [[***]] in exercise of the licenses granted by Atara to Bayer under this Agreement (such intellectual property rights, the “Bayer Improvement IP”) and Bayer may file, prosecute, maintain and enforce Patent Rights on such Bayer Improvement IP as it deems appropriate.
11.2.3

Cooperation and Support. If and as may be reasonably requested by the other Party, each Party shall (and shall, as applicable, cause each of its employees, officers, directors, consultants or contractors to) duly execute and deliver (or cause to be duly executed and delivered) such agreements and other documents, including assignment agreements, and take such further actions (or cause such further actions to be taken), to make such assignment(s) as may be reasonably necessary or desirable to effect the ownership rights set out in this Section 11.2 and to evidence, confirm, record and perfect any such assignment(s).

11.3

Each Party will notify the other Party promptly in writing of any Result that is or might in its reasonable assessment be patentable (any such Result an “Invention”) and shall, upon request of the other Party, provide the other Party with a Complete Invention Disclosure within a period of [[***]] days.

11.4

Prosecution and Enforcement of Bayer Results and Bayer Background Improvements. Bayer has the exclusive right but no obligation to file, prosecute, maintain and enforce, in its own name, at its sole discretion and expense patent applications or other intellectual property rights on Bayer Background Improvements and Bayer Results in or for any country. Atara will, at Bayer’s request, provide and execute all necessary documents including declarations/assignments and cooperate with Bayer, as reasonably required, to enable Bayer to conduct the drafting, filing and prosecution of such applications and to defend and enforce such rights.

11.5	Filing, Prosecution and Maintenance of Joint Results Patents.
11.5.1

Bayer shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Joint Results Patents worldwide.  Bayer shall keep Atara reasonably informed of all material steps with regard to the preparation, filing, prosecution and maintenance of the Joint Results Patents, including by providing Atara with a copy of material communications to and from any patent authority in the Territory regarding such Joint Results Patents, and Atara shall be copied on all material correspondence with Bayer’s patent counsel with respect thereto.  Bayer shall provide Atara drafts of any material filings or responses to be made to such patent authorities in the Territory in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Atara to review and comment thereon, and Bayer shall consider in good faith and discuss Atara’s requests and suggestions with respect to Bayer’s drafts and with respect to strategies for filing and prosecuting the Joint Results Patents.  Bayer shall consult with Atara reasonably prior to (but at least [[***]] days prior to) taking or failing to take any substantive action (including making any filings) with respect to the Joint Results Patents, including any action that would materially affect the scope or validity of rights under any patent applications or patents with the Joint Results Patents (such as substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional patent application, abandoning any patent or not filing or perfecting the filing of any patent application in any country).  If Bayer decides not to prepare, file, prosecute or maintain a Joint Results Patent in a country in the Territory, Bayer shall provide reasonable prior written notice to Atara of such intention (which notice shall, in any event, be given no later than [[***]] days prior to the next deadline for any action that may be taken with respect to such Patent Right in such country), Atara shall thereupon have the option, in its sole discretion to assume the control and direction of the preparation, filing, prosecution and maintenance of such Joint Results Patent.  Upon Atara’s written exercise of such option, Atara shall assume the responsibility and control for the preparation, filing, prosecution and maintenance of such Joint Results Patent.  In such event, Bayer shall promptly provide Atara with the appropriate documents for such transfer of responsibility and control and reasonably cooperate with Atara in such country, including by (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to enable Atara to apply for and to prosecute the Joint Results Patents in the Territory, and (ii) promptly informing Atara of any matters coming to Bayer’s attention that may materially affect the preparation, filing, prosecution or maintenance of any such Joint Results Patent.  The Parties shall [[***]] costs associated with filing and prosecuting the Joint Results Patents.

11.6	Filing, Prosecution and Maintenance of Licensed Patents.
11.6.1

Atara shall be responsible, and [[***]] to file, prosecute and maintain the Licensed Patent Rights, through a qualified and recognized patent counsel, at least in the countries listed in Exhibit 11.6.1, and shall [[***]].  Atara shall inform Bayer of any materially relevant communication with patent offices relating to the filing, prosecution or maintenance of such Licensed Patent Rights. Furthermore, Atara shall provide Bayer with copies of any materially relevant documents or correspondence with patent offices or any other documents which may be important for any action to be taken in a timely manner and no less than [[***]] days prior to any relevant deadline, provided such time is available. Bayer shall communicate its comments on the same to Atara on the earlier of: [[***]] days from the date the information was received by Bayer; and no less than [[***]] days before the deadline, or intended deadline, for the action to be taken, provided that such period is available, and Atara shall consider in good faith the comments provided by Bayer.

11.6.2

If Atara determines that it is not commercially reasonable to file, nationalize (if applicable) or further prosecute a Licensed Patent Right in any country listed in Exhibit 11.6.1, Atara shall provide reasonable advance written notice (“Cessation Notice”) to Bayer of such determination (which notice shall, in any event, be given no later than [[***]] days prior to the next deadline for any action that may be taken with respect to such Licensed Patent Right in such country). Upon receipt of such notice, Bayer may object to such determination within [[***]] days and request that Atara continue filing or prosecuting such Licensed Patent Right. If the Parties cannot agree upon whether Atara will or will not continue to file or prosecute such Licensed Patent Right, such dispute will be referred to the [[***]] for dispute resolution in accordance with Section 20.1. During the dispute resolution process, Atara will continue to file and / or prosecute, as applicable, such Licensed Patent Right at Atara’s cost.  If, following dispute resolution in accordance with Section 20.1, the Parties determine that Atara’s decision was appropriate, Bayer will [[***]] with the filing and / or prosecution of such Licensed Patent Right following Atara’s delivery of the applicable Cessation Notice to Bayer.

11.6.3

The Parties acknowledge and agree that this Section 11.6 is subject to the terms and conditions of the Existing Agreements, but solely with respect to those Patent Rights within the Licensed Patents Rights that are owned by MSK or NIH and licensed to Atara under the Existing Agreements.

11.7	Patent Enforcement.
11.7.1

Notice. If any Licensed Patent Right is or might be infringed by a Third Party making, using or selling a Competing Product in the Field (each a “Field Infringement”), the Party first having knowledge thereof shall promptly notify the other Party in writing. Such notice shall set forth the facts of the Field Infringement in reasonable detail.

11.7.2	Enforcement.
11.7.2.1

Atara shall have the first right (but not the obligation), by counsel of its own choice and at its sole expense, to institute, prosecute and control the enforcement or defense of Licensed Patent Rights, except that, subject to Section 2.1.3  of this Agreement, Bayer shall have the first right (but not the obligation), by counsel of its own choice and at its sole expense, to institute, prosecute and control the enforcement of any Licensed Patent Rights within the Exclusive Technology against any Field Infringements. Prior to undertaking any such action to enforce or defend such Licensed Patents Rights, the Party controlling the suit or action (“Prosecuting Party”) shall notify the other Party in writing. If the Prosecuting Party requests that the other Party join any such action, the other Party shall do so and the other Party hereby agrees that counsel for the Prosecuting Party shall also represent the other Party in such action. The other Party shall have the right, at its own expense, to also be represented in any action by counsel of its own choice. For the avoidance of doubt, should the other Party partake in any such action brought by the Prosecuting Party, either at the Prosecuting Party’s request or otherwise, the Prosecuting Party shall retain control of the proceeding and shall have [[***]]related thereto.

11.7.2.2

In the event that the Party with the first right to enforce determines not to make use of its right to institute an action or proceeding or otherwise take appropriate action to enforce or defend Licensed Patent Rights, then such Party shall provide written notice to the other Party that it declines such right as to such activity as soon as reasonably practicable, but in no event later than [[***]] days after notice by the other Party requesting action, or within [[***]] days prior to any deadline associated with the defense or enforcement of the Licensed Patent Rights (which deadline has been previously communicated to the other Party), and after receiving such notice, subject to Section 2.1.3 of this Agreement, the other Party shall have the right (but not the obligation) to institute and / or prosecute and control such an action or proceeding in its name with respect to such enforcement or defense at its sole expense and by counsel of its own choice, and the non‑Prosecuting Party shall have the right to be represented in any such action by counsel of its own choice and at its own expense. The Parties shall reasonably cooperate with each other in the planning and execution of any such action to enforce or defend such Licensed Patent Rights and shall [[***]].

11.7.2.3	The Parties agree to cooperate fully in any action or proceeding for a Field Infringement, as applicable, pursuant to Sections

11.7.2.1 or 11.7.2.2.  If a Party brings such an action or proceeding, such Party shall (a) keep the other Party reasonably informed of all material steps proposed to be taken, and provide copies of all material documents filed or received (to the extent permitted), in connection with the Licensed Patent Rights, as applicable, in such action or proceeding, and (b) consider in good faith any comments from the non-enforcing Party with respect thereto.  At the request of the Party bringing such action or proceeding, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action or proceeding.  Bayer shall not settle any action or proceeding in accordance with Sections 11.7.2.1 and 11.7.2.2 with respect to a Field Infringement without the prior written approval of Atara, not to be unreasonably withheld, conditioned or delayed; provided, however, in all cases, Bayer shall not have the right to settle such action or proceeding in a manner that involves an admission of invalidity or unenforceability with respect to any Licensed Patent Rights, without the prior written consent of Atara, such consent to be granted or withheld in Atara’s sole discretion. Without limiting the foregoing, if either Party initiates an action or proceeding pursuant to Sections 11.7.2.1 or 11.7.2.2, such Party shall provide the other Party with copies of all pleadings and other documents filed with the court.

11.7.2.4

All monies recovered upon the final judgment or settlement of any such suit or action to enforce the Licensed Patent Rights against a Field Infringement in the Field in the Territory shall be applied in the following order of priority: (x) first, the Party bringing suit or action shall be reimbursed for all costs and expenses (including reasonable attorney’s fees and costs) incurred in connection with such suit or action, then to the costs and expenses (if any) of the other Party; and (y) thereafter, any remainder shall be shared as follows: [[***]] to Bayer and [[***]] to Atara.

11.7.3

Enforcement Outside Scope of Exclusive License. For the avoidance of doubt, Atara shall have the right (but not the obligation), at its sole expense and sole discretion, to control the enforcement or defense of the Licensed Patent Rights to abate any infringement other than a Field Infringement. Atara shall, however, in any such action coordinate and reasonably cooperate with Bayer with the intent to ensure that any position taken, and / or arguments made, by Atara (e.g., claim constructions) do not adversely impact any of the Licensed Patent Rights or any of Bayer’s rights or licenses hereunder.

11.7.4

Patent Challenge. To the extent permitted by Laws on a country-by-country basis, Bayer agrees (i) not to challenge the validity or enforceability of any claim within the Licensed Patent Rights that are subject to the MSK Upstream Licenses, (ii) [[***]].

11.8

Defense of Third Party Claims. If a Party becomes aware of any actual or potential claim that the Exploitation of any Licensed Cell Therapeutic or Licensed Product or any other use by any person of Licensed Technology infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. (i) Atara shall not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Bayer, and (ii) Bayer shall not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Atara, in each case (i) and (ii), such consent not to be unreasonably withheld or delayed. Bayer and Atara shall each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and shall cooperate with the other in the conduct of such defense. In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.  For clarity, this Section 11.8 is subject to Article 16.

11.9

Product Marks. Bayer shall be responsible for the selection, registration and maintenance of all Product Marks, such Product Marks to be filed and maintained in Bayer’s sole discretion. Bayer shall own and Control such Product Marks and pay all relevant costs with respect thereto.

11.10	Bayer Marks. Atara hereby recognizes and acknowledges the exclusive ownership by Bayer of the Bayer Marks.
11.11

Cooperation. The Parties shall reasonably cooperate with each other in connection with the matters covered by this Article 11, if and as may be reasonably requested by the other Party from time to time, and each Party shall bear all of its own related costs and expenses incurred in connection therewith.

Article 12
CONFIDENTIALITY

12.1	Definition.
12.1.1

As used herein, “Confidential Information” means all confidential or proprietary information disclosed by or on behalf of one Party or its Affiliates (such Party together with its Affiliates the “Disclosing Party”) to the other Party or its Affiliates (such Party together with its Affiliates, the “Receiving Party”) pursuant to this Agreement, in written, graphical, physical, electronic, oral or any other form. For the avoidance of doubt, Bayer’s Confidential Information includes the royalty reports provided by Bayer or non-public results of any Clinical Trial sponsored by Bayer with respect to any Licensed Product as well as any Bayer Background Technology, Bayer Results and Bayer Background Improvements, and Atara’s Confidential Information includes any and all Licensed Know How.

12.1.2

Further, the terms and conditions of this Agreement shall be deemed both Parties’ Confidential Information hereunder and, with regard thereto, both Parties shall be subject to the obligations of confidentiality and non-use as per Section 12.2.

12.1.3	Confidential Information does not include information which:
(i)

is at the time of disclosure part of the public domain or becomes thereafter part of the public domain other than by an unauthorized disclosure of the Receiving Party. For the sake of clarity, information shall not be deemed to be in, or have come into, the public domain merely because any part of such information is embodied in general information which is or becomes publicly known or because individual features, components or combinations thereof are or become publicly known.
(ii)

the Receiving Party can prove to have obtained from a Third Party prior to or after its disclosure by the Disclosing Party; provided that such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party under an obligation of confidentiality; and / or

(iii)	information which the Receiving Party can prove was developed by or on behalf of it independently of the Confidential Information provided by the Disclosing Party.
12.2	Protection of Disclosing Party’s Confidential Information.
12.2.1

Obligation of Confidentiality and Non-Use. Each Party agrees, with regard to Confidential Information received from the Disclosing Party, that during the term of this Agreement and for a period [[***]] years thereafter:

(i)	it shall keep the Confidential Information strictly confidential and reasonably protected against disclosure as further described under Section 12.2.2 below;
(ii)

it shall not use the Confidential Information, for any purposes other than those expressly permitted under this Agreement including, with regard to each Party, exercise of the rights and licenses granted to such Party pursuant to Article 2; and

(iii)	it shall not disclose Confidential Information to any Third Party other than as permitted by Section 12.2.3.
12.2.2	Information Security Obligations.
12.2.2.1	Each Party shall adopt technical and organizational measures to guarantee reasonable protection of the other Party’s Confidential Information, including the measures listed in Exhibit 12.2.2.1.
12.2.2.2

Each Party may audit the other Party’s technical and organizational measures. For this purpose, each Party shall have the right, upon [[***]] Business Days’ prior notice and during regular business hours, to:

(i)	request information from the other Party (self-reporting);
(ii)

cause a personal on-site inspection of the other Party, by a qualified Third Party (on-site audit). For such on-site audit, the audited Party shall grant the auditing Party access to, in particular, the data processing systems, files and documents pertaining to or containing Confidential Information of the auditing Party; and / or

(iii)	interview relevant personnel, provided that such rights may not be exercised in a manner that interferes with the normal operations and activities of the audited Party’s personnel.

The audited Party shall and shall cause its personnel to cooperate with any such activities. In particular, it shall immediately make available to the auditing Party all information and certifications that are necessary for the performance of the information security control.

12.2.3	Exceptions from the Obligation of Confidentiality and Non-Use. A Receiving Party may disclose Confidential Information disclosed to it as follows:
(i)

Confidential Information (including for clarity the terms of this Agreement) may be disclosed to the following persons and entities if such have a need to know and are bound by an obligation (contractual, fiduciary or otherwise) of confidentiality, non-use and non-disclosure at least as restrictive as set forth herein: (x) the Receiving Party’s officers, directors and employees,  (y) any Third Party to the extent reasonably necessary or appropriate to perform the Receiving Party’s rights and / or obligations under this Agreement, which includes, with regard to each Party, actual or potential (A) in the case of Atara with respect to Licensed Know How, licensees, and (B) in the case of both Parties, Sublicensees, investigators, distributors, co-promoters, co-marketers, suppliers, contractors, consultants, insurers, service providers and other similar persons and entities and (z) potential investors, investment bankers, merger partners or acquirors of a Party or substantially all of its assets referring to the Licensed Cell Therapeutic(s) and any Licensed Products.

(ii)

Each Receiving Party may also disclose Confidential Information disclosed to it to Regulatory Authorities or other governmental authorities in order to obtain, maintain or defend Patent Rights or seek or obtain approval to conduct Clinical Trials, gain Regulatory Approval or Pricing Approval with respect to a Licensed Product or otherwise Exploit a Licensed Cell Therapeutic and / or Licensed Product;

(iii)

Confidential Information may also be disclosed if and only to the extent such disclosure is required by (x) Laws, (y) Securities Exchange Rules, or (z) a validly issued request for information from a Regulatory Authority (including, for the sake of clarity, any governmental authority); provided that promptly, however, if reasonably possible, not later than [[***]] Business Days prior to any such disclosure, to the extent permitted by Laws, the Receiving Party shall notify the Disclosing Party and give reasonable opportunity to review and comment on the proposed disclosure and / or seek a protective order or other appropriate remedy and the Receiving Party shall consider in good faith the comments provided by the Disclosing Party.  In particular, the Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by either Party pursuant to Laws or Securities Exchange Rules; or

(iv)

Any general, aggregate Confidential Information on the terms and conditions of this Agreement (including the Effective Date and maximum financial obligations) and on the collaboration of the Parties thereunder  (including reach of Development milestones, estimated Development timelines) may be disclosed in a Voluntary Public Communication and / or Scientific Communication under the terms of Sections 13.1 and 13.2 without any additional approvals under Article 12 being required.

To the fullest extent permitted by Laws and / or Securities Exchange Rules, the Receiving Party shall seek confidential treatment of any Confidential Information disclosed to it under this Section 12.2.3(ii) and (iii).

Subject, for clarity, to Section 12.1.3, the status of Confidential Information disclosed pursuant to this Section 12.2.3 shall remain Confidential Information for all other purposes of this Agreement.

12.3

Protection of Licensed Know How. Without limiting Atara’s rights to the Licensed Know How, and Bayer’s confidentiality obligations with respect thereto, during the term of this Agreement Atara shall keep the Licensed Know How confidential and shall not disclose such to any Third Party; provided that (i) Section 12.2 shall apply mutatis mutandis (where Atara shall be deemed the Receiving Party solely for such purpose), and (ii) Atara shall not be restricted in disclosing Licensed Know How to any Third Party licensee (a) outside the Field, (b) within the Field, (x) solely with respect to therapeutic, prophylactic, diagnostic, and other healthcare-related products or treatments that are not directed to Mesothelin, or (y) with Bayer’s consent, and / or (c) in a country of the Territory in which the exclusive license granted to Bayer hereunder has expired or become non-exclusive, provided that such Third Party licensee is bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth in this Agreement. For clarity, Atara is responsible to ensure that its contractors, collaborators and other licensees will also be bound by substantially similar confidentiality obligations with respect to any Licensed Know How.

12.4

Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 12 shall supersede any prior non-disclosure, secrecy or confidentiality agreement(s) between the Parties (and / or their Affiliates) dealing with the subject matter of this Agreement, including [[***]]. Any confidential information disclosed under any such prior agreement shall be deemed disclosed under this Agreement.

Article 13
PUBLICATIONS, PUBLICITY, USE OF NAME

13.1	The Parties shall not make any Public Communication nor submit or issue any Scientific Communication unless expressly permitted by Section 13.2 below.
13.2	Voluntary Public Communication and Scientific Communication.
13.2.1

By Atara. Atara may issue (i) a Voluntary Public Communication and / or (ii) a Scientific Communication, provided that any such Voluntary Public Communication and / or Scientific Communication shall be conditional upon Bayer’s prior written consent subject to the procedure as per Section 13.2.3 below. To the extent MSK issues any Scientific Communication relating to the ATA2271 Phase 1 Clinical Trial sponsored by MSK without Bayer’s prior written consent, such issuance shall not constitute a breach of this Section

13.2.1 by Atara, provided that Atara shall use reasonable efforts under the terms of the applicable MSK Upstream Licenses to cause MSK to comply with this Section 13.2.1.
13.2.2	By Bayer. Bayer may issue (i) a Voluntary Public Communication and / or (ii) a Scientific Communication; provided that Bayer allows Atara to review and comment in line with Section 13.2.3 below.
13.2.3

Good faith cooperation. Each Party shall send to the other Party any Voluntary Public Communication and / or Scientific Communication (i) in case of a Voluntary Public Communication in the form of a statement included in any quarterly or annual earnings statements, press releases or investor presentations at least [[***]] Business Days prior to its intended publication, (ii) in case of any other Voluntary Public Communication at least [[***]] Business Days prior to its intended publication and (iii) in case of a Scientific Communication at least [[***]] Business Days prior to its intended submission or publication. The Parties shall cooperate in good faith to address any comments, concerns or objections within the respective period.

13.2.4

Re-use. Once approved as per Section 13.2.1 (in case of Atara) or aligned as per Section 13.2.2 (in case of Bayer), after such approved Voluntary Public Communication has been issued, presented, or otherwise made by a Party, the precise or substantially similar wording may be frequently re-issued by such Party unless (i) the content of such Voluntary Public Communication has become misleading or otherwise inadequate as to subsequent developments, or (ii) any subsequent Voluntary Public Communication referring to the subject-matter thereof has been issued in line with Section 13.2.1 (in case of Atara) or Section 13.2.2 (in case of Bayer), in which case only the later Voluntary Public Communication may be re-issued, or (iii) the Parties have expressly agreed that a certain Voluntary Public Communication should exclusively be issued on one or more defined occasions.

13.2.5

Any modification, alteration, amendment or adjustment of a Voluntary Public Communication or Scientific Communication shall be deemed a new Voluntary Public Communication or Scientific Communication for the purpose of Sections 13.1, 13.2.1 and 13.2.2.

13.2.6	For the sake of clarity: Any Confidential Information included in any Voluntary Public Communication or Scientific Communication shall be subject to Article 12.
13.2.7	Article 12 shall remain unaffected with regard to the disclosure of such Confidential Information for any other purposes.
13.3	Mandatory Public Communication. Either Party may issue a Mandatory Public Communication subject to [[***]].
13.4

Use of Product Mark. Atara agrees not to use the Licensed Product’s expected trade name or any other expected Product Mark in any Public Communication in any country of the Territory prior to the Licensed Product obtaining Marketing Approval in such country without Bayer’s prior written consent, which consent may, for clarity, be withheld in Bayer’s sole discretion.

13.5	Media Inquiries. Atara shall promptly direct all inquiries received by Atara or any of its Affiliates from members of the media and related to the Development or

Commercialization of the Licensed Cell Therapeutic(s) and / or any Licensed Product to Bayer for handling, unless such media inquiry can be adequately answered by a Voluntary Public Communication which has been approved by Bayer in which case Section 13.2.4 shall apply.

13.6

Press Release. The Parties shall mutually agree upon a joint press release regarding this Agreement and either Party may make subsequent Voluntary Public Communication of the contents of such press release in accordance with Sections 13.2.4 – 13.2.6.

13.7

Non-Use of MSK’s Name. Bayer shall not use the names of MSK, including Memorial Sloan Kettering Cancer Center, Sloan Kettering Institute for Cancer Research, and Memorial Hospital for Cancer and Allied Diseases, nor any of their employees, nor any adaptation thereof, in any public announcements, publicity or advertising relating to this Agreement without prior written consent obtained from Atara or MSK, except as otherwise expressly permitted in the MSK Upstream Licenses.

Article 14
REPRESENTATIONS, WARRANTIES

14.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
14.1.1	It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation;
14.1.2

It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement (including, with respect to Atara, to grant the rights and licenses (including any sublicenses) granted by Atara to Bayer pursuant to this Agreement);

14.1.3	It is duly authorized to execute and deliver this Agreement, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action; and
14.1.4	This Agreement is legally binding upon it, enforceable in accordance with its terms.
14.2	Representations and Warranties by Atara. Atara hereby represents and warrants to Bayer that as of the Effective Date:
14.2.1	General.
14.2.1.1

The execution and delivery of this Agreement by Atara, the performance of Atara’s obligations hereunder, including the rights and licenses (including any sublicenses) granted by Atara to Bayer pursuant to this Agreement (A) do not conflict with or violate any requirement of any Laws existing as of the Effective Date and (B) do not materially conflict with, breach or constitute a default under, or otherwise violate any contractual obligations of Atara or any of its Affiliates existing as of the Effective Date;

14.2.1.2

To Atara’s Knowledge, Atara has provided Bayer with all material information relating to the Licensed Technology and Licensed Cell Therapeutics in Atara’s’ or any of its Affiliates’ possession or control, including all material information regarding ongoing Clinical Trials, efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents or severity thereof and any manufacturing issues;
14.2.1.3

To Atara’s Knowledge, the documents delivered or made available by Atara to Bayer in connection with the transaction contemplated by this Agreement do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained therein not misleading; and Atara has not, up through and including the Effective Date, withheld from Bayer any material information concerning the Licensed Technology, the Licensed Cell Therapeutic, the Licensed Product or the transaction contemplated by this Agreement;

14.2.1.4

Atara and, to Atara’s Knowledge, its collaborators (including MSK) have in the course of developing the Licensed Cell Therapeutics and / or Licensed Products, not conducted any Development activities (including any preclinical studies or Clinical Studies) in material violation of any Laws;

14.2.1.5

With respect to each submission to a Regulatory Authority regarding the Licensed Cell Therapeutic and / or Licensed Product, to Atara’s Knowledge, Atara and its collaborators (including MSK) have not made an untrue statement of a material fact or fraudulent statement to such Regulatory Authority or knowingly failed to disclose a material fact required to be disclosed to such Regulatory Authority; and

14.2.1.6

Neither Atara nor any employee of Atara, or to Atara’s Knowledge, subcontractor, collaborator or employee of a subcontractor or collaborator which has performed services with respect to the Licensed Cell Therapeutic and / or Licensed Product has been debarred by any Regulatory Authority (including the FDA pursuant to its authority under Sections 306(a) and (b) of FDC Act) or is the subject of any investigation or proceeding which may result in debarment by any Regulatory Authority.

14.2.2	Existing Agreements.
14.2.2.1	Atara has provided to Bayer a true and complete copy (subject to appropriate redactions) of each Existing Agreement;
14.2.2.2	The Existing Agreements constitute the only agreements and understandings Atara or any of its Affiliates has entered into with respect to any of the Licensed Technology;
14.2.2.3	To Atara’s Knowledge, each Existing Agreement is valid, binding and enforceable according to its terms and Atara is not in breach of any Existing Agreement; and
14.2.2.4	Atara has not received any notice of any continuing default, breach or violation under any Existing Agreement.

14.2.3	Licensed Technology.
14.2.3.1

Exhibit 1.85 contains a correct and complete list of all Licensed Patent Rights as of the Effective Date, including the status (as of the Effective Date) of each such Licensed Patent Right. To Atara’s Knowledge, all of the Licensed Patent Rights issued as of the Effective Date are valid and enforceable;

14.2.3.2

Atara (A) Controls all right, title and interest in the Licensed Know How specified in Exhibit 1.84 and the Licensed Patent Rights listed in Exhibit 1.85 (for clarity, including all materials, documents and data generated within the ATA2271 clinical development), which includes the right to grant the rights and licenses specified herein to the full extent contemplated under this Agreement, subject to the retained rights and other limitations in the Existing Agreements, as disclosed in redacted version to Bayer prior to the Effective Date; and (B) is the sole and exclusive owner of the Licensed Technology, with the exception of those parts of the Licensed Technology described in Exhibit 14.2.3.2(B). To Atara’s Knowledge, none of the Licensed Technology, nor any of Atara’s right, title or interest therein or thereto, is subject to any lien, option or other contingent right, restriction or claim of ownership (or other right, title or interest) by any Third Party (subject to the Existing Agreements) or any other encumbrance;

14.2.3.3

Neither Atara nor any of its Affiliates has granted any license or other right, title or interest to any Third Party relating to any of the Licensed Technology, Licensed Cell Therapeutics and / or Licensed Products which would conflict with the rights granted to Bayer hereunder;

14.2.3.4

To Atara´s Knowledge, there is and has been no actual, alleged or threatened infringement, misappropriation or other violation of Licensed Technology and there are no claims, judgments or settlements against, or amounts with respect thereto owed by, Atara or any of its Affiliates relating to any of the Licensed Technology, and no Licensed Technology is subject to any outstanding consent, settlement, decree, order, injunction, judgment, or ruling, including any that restricts or otherwise limits the use, ownership, validity, enforceability, disposition or other exploitation thereof;

14.2.3.5

Neither Atara nor any of its Affiliates has received any written or, to Atara’s Knowledge, any other communication from any Third Party, or is or was a party to any suit, action or other proceeding pursuant to which any Third Party is or was, (A) claiming that the practice or other use of the Licensed Technology or the Exploitation of the Atara Cell Therapeutics is or was infringing the patent rights, or misappropriating or otherwise violating any other intellectual property rights, of any Third Party (including in any demand letter to in-license any Third Party intellectual property), or (B) challenging the validity, enforceability, patentability, use or ownership of any of the Licensed Technology or with respect to the Atara Cell Therapeutics, including by making any adverse claim of ownership thereof or claiming joint ownership or that the Licensed Patent Rights are invalid or unenforceable (and, in each case (clauses (A) and (B)) to Atara’s Knowledge, none of the foregoing have been threatened and there is no reasonable basis for any of the foregoing;

14.2.3.6

The Licensed Patent Rights are being equitably and diligently filed and prosecuted with the respective patent offices in accordance with all Laws and all applicable patent prosecution and maintenance fees with respect thereto have been timely paid;

14.2.3.7	To Atara’s Knowledge, there are no facts or circumstances which cause it to believe or conclude that any Licensed Patent Right is or may be invalid or unenforceable;
14.2.3.8

To Atara’s Knowledge, [[***]] neither the manufacturing of Atara Cell Therapeutics nor the practice or other use of any Licensed Technology relating to CMC and manufacturing of Atara Cell Therapeutics and, to Atara’s Knowledge, neither the other Exploitation of the Atara Cell Therapeutics nor the practice or other use of any other Licensed Technology in accordance with the licenses granted by Atara to Bayer under this Agreement is infringing, misappropriating or otherwise violating any Patent Right or Know How of any other person or entity; and

14.2.3.9

Neither Atara nor any of its Affiliates has entered into an agreement or other arrangement with any academic institution, research center or governmental authority (or any person working for or on behalf of any of the foregoing) and / or accepted any funding, facilities, personnel or other resources from any academic institution, research center or governmental authority with respect to the Development of any Licensed Technology or any Atara Cell Therapeutic, including in connection with the conception, invention, reduction to practice, development or other creation of any intellectual property relating to any or any intellectual property that is included in any Licensed Technology or Atara Cell Therapeutic, except for, and pursuant to, the Existing Agreements.

14.3

Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURE OF THE LICENSED CELL THERAPEUTIC AND / OR LICENSED PRODUCTS, OR THE OBTAINMENT OF MARKETING AUTHORIZATION OR PRICING APPROVAL IN ANY PARTICULAR COUNTRY, PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

Article 15
ADDITIONAL COVENANTS

15.1	No Transfer of Rights. During the term of this Agreement, without Bayer’s prior written consent, Atara shall not, and shall cause its Affiliates not to:
(i)	transfer by assignment or otherwise any of the Licensed Technology to any Third Party except in strict compliance with Section 21.5;
(ii)	grant any lien, option or other contingent right, or any other encumbrance on the Licensed Technology, in each case, which would conflict with the rights and licenses granted to Bayer hereunder; nor
(iii)

grant any right, title or interest to any Third Party relating to the Licensed Technology, or any Licensed Cell Therapeutic or Licensed Product, which would conflict with the rights and licenses granted to Bayer hereunder.

15.2	Existing Third Party Obligations.
15.2.1	Within [[***]] Business Days following the Effective Date, Atara shall provide to Bayer a true and complete unredacted copy of each Existing Agreement. During the term of this Agreement, Atara shall:
(i)

keep Bayer reasonably informed of any material development pertaining to, including any request or proposal to amend or modify, an Existing Agreement, in each case that could reasonably be expected to adversely affect the rights and licenses granted to Bayer hereunder;

(ii)

not amend, or waive any right under, any Existing Agreement (in each case where such amendment or waiver could reasonably be expected to adversely affect the rights and licenses granted to Bayer hereunder) without the prior written consent of Bayer which consent shall not be unreasonably withheld or delayed;

(iii)	maintain each Existing Agreement in full force and effect; and
(iv)	perform its obligations thereunder, including any payment obligations due pursuant to any Existing Agreement.
15.2.2

With respect to any breach or default under any Existing Agreement that if uncured would enable the other party(ies) to such Existing Agreement to render non-exclusive or terminate the licenses granted to Atara thereunder (which would in turn render non-exclusive or terminate or have any other detrimental impact on Bayer’s interests with respect to the licenses granted to Bayer hereunder), Atara shall if notified of such breach or default or notified of the other party´s intention to notify:

(i)	give prompt written notice thereof to Bayer;
(ii)	cure such breach or default within the period of time as may be required pursuant to the applicable Existing Agreement; and
(iii)	provide Bayer with written confirmation thereof.

In the event that Atara is unable to cure such breach or default within this required time period, Atara shall provide Bayer with prompt written notice thereof and, to the extent permitted under the applicable Existing Agreement, permit Bayer, in its sole discretion, to cure such breach or default within the relevant cure period on behalf of the Atara, if possible. All out-of-pocket sums expended by Bayer in the exercise of its rights under this section, and concomitant interest (at the rate set forth in Section 9.6.4) accruing shall be deducted by Bayer from any future sums due from Bayer to the Atara pursuant to this Agreement.

15.3	Non-Compete.
15.3.1

No Development or Commercialization of Competing Products. Except as permitted or required pursuant to terms of this Agreement, subject to Section 15.4, Atara covenants that neither it nor any of its Affiliates shall, during the term of this Agreement, perform, or actively and voluntarily participate or assist any Third Party in performing, (i) any Development with respect to, or Manufacture or Commercialization of any Competing Product; or (ii) any research program the goal of which is to identify Competing Products, in each case (i) and (ii) provided that the covenant not to Develop Competing Products, including with respect to [[***]] expires on [[***]].

15.3.2

Development After [[***]]. Except as permitted or required pursuant to terms of this Agreement, subject to Section 15.4, Atara covenants that neither it nor any of its Affiliates shall, [[***]] of a Licensed Product in a [[***]], perform, or actively and voluntarily participate or assist any Third Party, in performing, any Development of a Competing Product entailing the use by Atara of employees of Atara who have been involved in the Development of the Licensed Cell Therapeutic and / or Licensed Product, unless the Know How regarding the Licensed Cell Therapeutic and / or Licensed Product gained by such employees could not reasonably be used for the Development of the Competing Product.

15.3.3

With regard to any country of the Territory in which any covenants contained in Sections 15.3.1 or 15.3.2 might violate the Laws, now or in the future, such covenants shall become null and void and of no effect, but only to the extent it violates the Laws of such country and provided, for clarity, that Sections 15.3.1 and 15.3.2 shall remain valid with regard to any other country of the Territory.

15.4	Transactions by Atara.
15.4.1

Notification Requirement. Notwithstanding Section 15.3, in the event that (i) Atara or (subject to Section 15.4.5) any of its Affiliates acquires, whether by merger, acquisition, asset purchase, or other similar transaction, a Third Party or any of its Affiliates (collectively, the “Acquired Affiliate”) and, (ii) prior to the date of the consummation of the relevant transaction (the “Acquisition Date”), the Acquired Affiliate has been (either directly or through any Third Party) Exploiting one or more Competing Products in a way that would violate Section 15.3 if done so by Atara (the “Acquired Competing Products”), then Atara shall provide written notice of such Acquired Competing Products to Bayer within [[***]] days from the Acquisition Date (“Acquisition Notice Period”).

15.4.2	Election of Remedy. Prior to the end of the Acquisition Notice Period, Atara shall elect with regard to each Acquired Competing Product either to: (i)

terminate, or cause the Acquired Affiliate to terminate, the Exploitation of the Acquired Competing Product in violation to Section 15.3 or (ii) divest, or cause the Acquired Affiliate to divest, whether by license or otherwise, such Acquired Competing Product.

15.4.3

Termination of Acquired Competing Product. If Atara notifies Bayer about its intention to terminate an Acquired Competing Product according to Section 15.4.2(i), then Atara or its Acquired Affiliate shall (i) terminate the Exploitation of such Acquired Competing Product as promptly as reasonably possible with due regard for patient safety and the requirements of Laws; and (ii) confirm to Bayer in writing when such termination has been completed.

15.4.4

Divestment of Acquired Competing Product. If Atara notifies Bayer about its intention to divest an Acquired Competing Product in accordance with Section 15.4.2(ii), then Atara or its Acquired Affiliate shall effect such divestment within [[***]] months of the Acquisition Date; provided, that such [[***]] months period shall be extended for an additional period not to exceed [[***]] days if necessary to obtain any merger clearance required to complete such divestiture. Atara shall keep Bayer reasonably informed of its efforts and progress in effecting such divestiture until it is completed. If Atara or its Acquired Affiliate effects such divestiture by way of one or more licenses or sublicenses, then Atara or its Acquired Affiliate shall be entitled to receive license fees, milestones and royalties on sales of any Acquired Competing Product so divested; provided that neither Atara nor its Acquired Affiliate funds or continues to conduct development or commercialization of such Acquired Competing Product.

15.4.5

Change of Control of Atara. If Atara enters into a transaction or series of transactions with a Third Party acquiror that constitutes a Change of Control of Atara [[***]] then the Third Party acquiror (and / or its affiliates other than Atara, which affiliates, together with the Third Party acquiror, shall be referred to as the “Acquiror Group”) shall not be subject to Sections 15.3 or 15.4.1-15.4.4, provided that (i) no Licensed Technology (for clarity, neither any Exclusive Technology nor Non-Exclusive Technology) or Bayer Confidential Information is used by the Acquiror Group in connection with any Competing Product Exploited by the Acquiror Group, and (ii) the Acquiror Group implements reasonable measures to ensure that the personnel engaged in the development and / or commercialization of Licensed Cell Therapeutics and Licensed Products operate independently from the personnel engaged in the development and / or commercialization of the Competing Product(s).

15.5

Bayer Activities. Nothing in this Agreement shall be interpreted as prohibiting a Bayer Party from, independently or with a Third Party, directly or indirectly, including through any ownership interest, funding or conducting any activity that has as its goal or intent discovering, identifying or Exploiting a Competing Product or any other compound or product, provided that no Licensed Technology or Confidential Information of Atara and / or its Affiliates is used or accessed in connection with the foregoing activities outside the scope of the licenses and any other rights granted to Bayer under this Agreement.

Article 16
INDEMNIFICATION, LIABILITY, INSURANCE

16.1	Indemnification by Bayer. Bayer shall defend, indemnify and hold harmless

(i) Atara, its Affiliates and their respective directors, officers, and employees; as well as

(ii) solely with respect to Licensed Product that are covered by Licensed Technology that is subject to MSK Upstream Licenses, MSK and its trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns; and

(iii) solely with respect to Licensed Product that are covered by Licensed Technology that is subject to the NIH Upstream License, NIH and its trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns,

(the “Atara Indemnified Parties”) from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ and expert fees and costs, and costs or amounts paid to settle (collectively, “Losses”), arising from or occurring as a result of a Third Party’s claim (including any Third Party product liability), action, suit, judgment or settlement to the extent such Losses are due to or based upon:

(a)	the Exploitation of the Licensed Product;
(b)	gross negligence, intentional wrongful acts or omissions or violations of Laws by a Bayer Party or their respective directors, officers or employees in connection with the Licensed Product; or
(c)	breach by Bayer of any representation, warranty or covenant made by Bayer in this Agreement,

except, in each case, to the extent arising from or occurring as a result of (A) the gross negligence, intentional wrongful acts or omissions or violations of Laws by Atara, its Affiliates, Upstream Licensors or any of their respective directors, officers or employees; or (B) the breach by Atara of any representation, warranty or covenant made by it in this Agreement.

16.2

Indemnification by Atara. Atara shall defend, indemnify and hold harmless each Bayer Party and their respective directors, officers, and employees (the “Bayer Indemnified Parties”) from and against all Losses arising from or occurring as a result of a Third Party’s claim (including any Third Party product liability), action, suit, judgment or settlement to the extent such Losses are due to or based upon:

(i)	the ATA2271 Phase 1 Clinical Trial and any other Phase 1 Clinical Trial related to ATA2271;
(ii)

gross negligence, intentional wrongful acts or omissions or violations of Laws or regulation by or of Atara, its Affiliates, Upstream Licensors or their respective directors, officers or employees in connection with the Licensed Product;

(iii)	breach by Atara of any representation or warranty made by it in the Agreement; or
(iv)	any conflict arising from the explicit apportionment of the Upfront License Payment set forth in Section 9.1,

except, in each case, to the extent arising from or occurring as a result of (A) the gross negligence, intentional wrongful acts or omissions or violations of Laws by a Bayer Party or any of their respective directors, officers or employees; or (B) the breach by Bayer of any representation, warranty or covenant made by Bayer in this Agreement.

16.3	Claims for Indemnification.
16.3.1

A person entitled to indemnification under Section 16.1 or 16.2 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party.

16.3.2

Within [[***]] days after receipt of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel of its choice. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

16.3.3	The Party not controlling such defense may participate therein at its own expense.
16.3.4

The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith reasonable recommendations made by the other Party with respect thereto.

16.3.5

If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party that is a Party to this Agreement shall, and shall cause each of its Affiliates and each of their respective directors, officers, employees and agents to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making the Indemnified Party, its Affiliates and its and their respective directors, officers, employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

16.3.6

The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

16.4

Limitation of Liability. EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE OR OBLIGATED TO THE OTHER PARTY IN ANY MANNER FOR ANY SPECIAL, NON-COMPENSATORY, CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND, OR LOST PROFITS, LOST REVENUE OR LOST GOODWILL, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE, PROVIDED THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY (I) TO THE EXTENT THAT IT WOULD BE INVALID BY LAW, (II) FOR A MATERIAL BREACH OF Article 12 (CONFIDENTIALITY) AND / OR (III) TO CLAIMS ARISING IN CONNECTION WITH SECTIONS 16.1, 16.2 AND 16.3 (INDEMNIFICATION).

16.5	Insurance.
16.5.1

Subject to the proceeding subsection, each Party, at its own expense, shall, during the term of this Agreement, at its sole cost, obtain, carry and keep in force a liability insurance covering such risks as are appropriate in accordance with sound business practice and the Parties’ obligations under this Agreement.

16.5.2

In lieu of the insurance coverage described in the preceding subsection, Bayer shall have the right to undertake self-insurance to cover its obligations hereunder, with financial protection comparable to that arranged by it for its own protection with regard to other products in its portfolio.

Article 17
COMPLIANCE WITH LAWS

17.1

Compliance. Both Bayer and Atara shall perform, and shall procure that their respective Affiliates and Sublicensees perform, their obligations under this Agreement in accordance with the Law and accepted pharmaceutical industry business practices, including, if and to the extent applicable to such Party (or its Affiliates or Sublicensees, as applicable) or its (or their) activities hereunder, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA or other applicable Regulatory Authority. Each Party shall promptly notify the other Party in writing of any written allegation received from a Third Party or Regulatory Authority of an alleged material deviation from applicable Laws with respect to activities under this Agreement. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate (or cause the other Party to violate), any Law.

17.2

Export Controls. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Bayer or Atara from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental authority approval, without first obtaining the written consent to do so from the appropriate governmental authority.

17.3

Marking of Licensed Products. With respect to Licensed Products that are subject to the MSK Upstream Licenses, to the extent required by Law, or if the failure to mark would reduce the rights of MSK or Atara to enforce such Licensed Patent Rights against infringers, Bayer shall mark, and shall cause its Affiliates and Sublicensees to mark, such Licensed Products (or the packaging thereof) with the appropriate Licensed Patent Rights.

17.4	Data Privacy.
17.4.1	General aspects.
17.4.1.1	Each party shall comply with their respective obligations under applicable data privacy laws.
17.4.1.2	Data privacy related terms shall have the meaning as defined in Art. 4 General Data Protection Regulation EU 2016/679 (GDPR) if not otherwise defined in this Agreement.
17.4.1.3	The Parties acknowledge that they will need to process personal data of the respective other Party’s employees (“Employee Data”) for the purpose of executing this contract.
17.4.1.4

In the context of this Agreement, a Party may need to transfer human biological samples (including any derivatives or progeny thereof like cell lines) (“Human Samples”) including information regarding the origin, pathology or integrity of such samples and/or other research related data (including information about health) on a one-person-level to the respective other Party. Such data, and/or the results of analyses of said human biological samples, may qualify as personal data (in this case: “Human Data”). For the avoidance of doubts, one-person-level data may qualify as personal data (if it falls under the definition of personal data in applicable data privacy law) but does not necessarily do so.

17.4.2	Privacy obligations of Disclosing Party.
17.4.2.1

Where a Party discloses Human Samples and/or Human Data to the respective other Party, the disclosing Party is responsible to ensure meeting all conditions that are legally required to allow this disclosure for purposes of this Agreement (including medical and diagnostic research and development purposes). This may include e.g. ensuring that respective data subjects have given and not withdrawn their consents, or anonymizing or de-identifying Human Samples and/or Human Data prior to disclosure (examples not exhaustive).

17.4.2.2	In case a transfer of Human Samples and/or Human Data from Bayer to Atara is required, the Parties hereby enter by reference the standard contractual clauses as published by the European

Commission as Decision 2004/915/EC. Atara as data importer will process personal data in scope of the standard contractual clauses according to Annex A of the standard contractual clauses. Specifications required for annex B are as follows:

A.	Data subjects: Participants of clinical studies, donors of human samples
B.	Purposes of transfer: Purposes as specified in the Agreement
C.	Category of data: Human Samples and/or Human data collected as part of clinical studies or obtained for research purposes
D.	Recipients: Atara
E.	Sensitive data: Data about health, genetic data
F.	Contact point for data protection inquiries: Data importer: [[***]] Data exporter: [[***]]

In the event that a change in applicable data protection law would require a different transfer mechanism than the standard contractual clauses as published by the European Commission as Decision 2004/915/EC in order to allow an export of personal data from Bayer to Atara, Bayer and Atara shall cooperate in good faith to implement such an alternative prior to the effective date of any such change.

17.4.2.3

Each Parties confirms that at time of signature of this Agreement, it is not aware of any legal requirement that may hinder disclosing Human Samples and/or Human Data to the respective other Party as required to fulfill the obligations under this Agreement.

17.4.2.4	The Party disclosing Human Data to the other Party shall do so only encrypted or via secure communication channels.
17.4.3	Privacy obligations of Receiving Party.
17.4.3.1	The Party receiving Employee Data and Human Samples and/or Human Data from the respective other Party may only use those as required for purposes of this Agreement.
17.4.3.2	Receiving Party is responsible to meet applicable privacy Laws when using received Human Samples and/or Human Data; receiving Party is in this respect a data controller as defined in the GDPR.
17.4.3.3

Receiving Party shall refrain from any attempt to identify the donor and/or data subject of the Human Samples and/or Human Data. This includes that Human Samples and/or Human Data shall not be supplemented or combined with any information which de-facto allows for a re-identification.

17.4.3.4

Receiving Party shall implement appropriate technical and organizational measures to protect the Human Samples and/or Human Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected. This included restricting access to Human Samples and/or Human Data to a need-to-know level.

17.4.3.5

Receiving Party shall notify the disclosing Party without undue delay in the event that receiving Party becomes aware of a breach of applicable data privacy laws in the context of activities related to the Agreement.

Article 18
TERM AND TERMINATION

18.1

Term. This Agreement shall commence on the Effective Date and shall end, on a Licensed Product-by-Licensed Product and country-by-country basis upon the earlier of (i) expiration of the Royalty Term applicable to such country, or (ii) any termination of this Agreement or parts thereof in accordance with Section 18.2 below.

18.2	Termination.
18.2.1

Termination by Bayer. Bayer shall have the right to terminate this Agreement in whole or on a Licensed Product-by-Licensed Product and country-by-country (except in any of the Major Market countries) basis at any time after the Effective Date on at least [[***]] days prior written notice to Atara.

18.2.2

Termination for Breach. Either Party shall be entitled to terminate this Agreement by written notice to the other with immediate effect if the other Party materially breaches any of its material obligations under this Agreement and, if such breach is curable within the aforesaid period, fails to cure such breach within [[***]] days following its receipt of written notice thereof from the terminating Party.

18.2.3

Termination for Patent Challenge. If Bayer or [[***]] (a) commences or actively and voluntarily participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability  of any claim of any Licensed Patent Rights, or (b) actively and voluntarily assists any other party in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of any Licensed Patent Rights (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by Laws, Atara shall have the right, in its sole discretion, to give notice to Bayer that Atara may terminate this Agreement [[***]] days following such notice and, unless Bayer or such Bayer Party, as applicable, withdraws or causes to be withdrawn all such challenge(s) within such [[***]] day period, Atara shall have the right to (i) [[***]] terminate this Agreement by providing written notice thereof to Bayer or (ii) [[***]]. The foregoing right to terminate shall not apply with respect to any Patent Challenge where the Patent Challenge is made in defense of an assertion of the relevant Patent Right that is first brought by Atara against Bayer.

18.2.4

Termination for Bankruptcy. To the extent permitted by Law, either Party may terminate this Agreement by written notice to the other with immediate effect if the other Party is compelled to file bankruptcy, or appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, or makes a general assignment for the benefit of creditors, in each case, where the relevant proceedings are not dismissed, discharged or stayed within [[***]] days after the filing thereof

18.3	Effect of Termination or Expiration of Agreement.
18.3.1	In case of any termination or expiration of this Agreement, all rights and obligations of the Parties shall cease immediately, unless otherwise indicated in this Agreement.
18.3.2

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accrued prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

18.3.3

Upon termination or expiration of this Agreement, upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy the Disclosing Party’s Confidential Information, including all copies thereof, except to the extent that retention of such Confidential Information is reasonably necessary for the Receiving Party to Exploit any continuing rights it may have and / or to fulfill its obligations contemplated herein, including its obligations of non-disclosure and non-use hereunder. The return and / or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its obligations under this Agreement. The provisions of this section shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the Receiving Party according to provisions of Law or the Receiving Party’s internal policies and procedures.

18.3.4	Program Transfer.
18.3.4.1

Upon termination of this Agreement in its entirety (i) [[***]] or (ii) [[***]], in each case (i) and (ii) at Atara’s option, upon written notice submitted to Bayer no later than [[***]] days after the effective date of the termination, [[***]].

18.3.4.2

Upon agreement of a program transfer agreement or Atara’s request for a Program Transfer, as applicable, in each case, pursuant to Section 18.3.4.1, Bayer will (in the case of a program transfer agreement, within the timelines agreed in such agreement, or otherwise as promptly as reasonably practicable), in each case to the extent legally possible without breaching any Laws (including on data privacy) or obligations towards Third Parties (including contractual obligations), make the following transfers to Atara (“Program Transfer”):

(i)	Regulatory Documentation. [[***)].

(ii)	Clinical Trials. [[***]].
(iii)	Trademarks. [[***]].
(iv)	Inventory. [[***]].
(v)	Licenses. [[***]]
(vi)	Transition of Contracts. [[***]].
18.4

Additional Effects of Expiration. Upon expiration (but not early termination) of this Agreement in a particular country pursuant to Section 18.1, Bayer shall have a fully paid-up, perpetual, irrevocable [[***]] license (including the right to [[***]]) in the Field in such country under the Licensed Technology to Exploit the Licensed Cell Therapeutic(s) / Licensed Product(s).

18.5	Bayer’s Rights upon Atara’s Bankruptcy.
18.5.1

All licenses granted under this Agreement shall be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code as it may be amended from time to time (the “U.S. Bankruptcy Code”). The Parties hereby agree that Bayer may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

18.5.2

The Parties hereby agree that Bayer, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other Law outside the United States that provide similar protection for intellectual property rights. Atara (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) grants to Bayer and its Affiliates a right to obtain possession of and to benefit from a complete duplicate of (or complete access to, as appropriate) any Licensed Technology and all embodiments of the Licensed Technology held by Atara or such successors and assigns, or otherwise available to them, which, if not already in Bayer’s possession, shall be promptly delivered to Bayer upon Bayer’s written request. Embodiments of Licensed Technology includes all tangible, electronic or other embodiments of rights and licenses hereunder, including all Licensed Products, all Regulatory Documentation and rights of reference therein. Atara (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall not interfere with the exercise by Bayer or its Affiliates of rights and licenses to Licensed Technology and embodiments of Licensed Technology licensed hereunder in accordance with this Agreement and agrees to reasonably assist Bayer and its Affiliates to obtain the Licensed Technology and embodiments of Licensed Technology in the possession or control of Third Parties as reasonably necessary or desirable for Bayer or its Affiliates to exercise such rights and licenses in accordance with this Agreement (in each case to the extent Atara has such right under the agreement(s) with the applicable Third Parties). Whenever Atara (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) provides to Bayer, pursuant to this Section 18.5, any of the Licensed Technology and embodiments of Licensed Technology in accordance with this Agreement, Bayer shall have the right to perform the obligations of Atara hereunder with respect to such Licensed Technology and embodiments of Licensed Technology, but neither such provision nor such performance by Bayer shall release Atara (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) from liability resulting from any rejection of the license or the failure to perform such obligations set forth in this Agreement.
18.6

Survival. The provisions of Sections 2.1.2, 2.1.3, 2.2.2, 2.2.3, 2.8, 3.3.4, 8.1 (solely with respect to units of Licensed Products administered or sold prior to the expiration or termination of this Agreement), 9.6.4 (solely with respect to payments that are accrued but unpaid at the time of expiration or termination, or otherwise to the extent applicable), 9.7, 11.2, 14.1-14.2 (solely with respect to claims arising from a breach of warranty, subject to applicable statute of limitation),14.3, 17.4, 18.3, 18.4, 18.5.1, 18.5.2 (if this Agreement is terminated by either Party under Section 18.2.4) and this 18.6 and Article 1, Article 10, Article 12, Article 16 (but not Section 16.5), Article 20 and Article 21 shall survive any termination or expiration of this Agreement.

Article 19
FORCE MAJEURE

19.1

Force Majeure. Neither Party shall be responsible or liable to the other Party for any failure to perform any of its obligations hereunder, if such failure results from circumstances beyond the control of such Party, including requisition by any governmental authority, the effect of any statute, ordinance or governmental order or regulation, wars, strikes, lockouts, riots, epidemic, pandemic, disease, an act of God, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or supplies, or any other circumstances, whether or not similar to the above causes and whether or not foreseeable (“Force Majeure”). The Parties shall use Commercially Reasonable Efforts to avoid or remove any such cause and shall resume performance under this Agreement as soon as feasible whenever such cause is removed; provided that the foregoing shall not be construed to require either Party to settle any dispute with any Third Party, to commence, continue or settle any litigation, or to incur any unusual or extraordinary expenses.

19.2

Prompt Notification. The Party affected by the Force Majeure event shall upon its occurrence promptly give written notice to the other Party specifying the nature of the event and its anticipated duration.

Article 20
DISPUTE RESOLUTION

20.1

Dispute Resolution. If a dispute arises, other than a dispute governed by Section 3.7, each Party shall notify the other Party of the dispute and the issue shall be referred to each Party’s Executive Sponsor who shall meet within [[***]] days (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to, in the case of Atara, approval of its board of directors or, in the case of Bayer, approval of the applicable management board, if required). All such discussions shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. Notwithstanding the foregoing, if such executives cannot resolve such matter within [[***]] days of the date such matter is first referred to them, then, either Party may pursue the remedies set forth in Sections 20.2 - 20.4.

20.2

Arbitration. Subject to Sections 20.3 - 20.5 below, any dispute, which cannot be resolved pursuant to Section 20.1 above, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by a panel of three arbitrators appointed in accordance with the Rules, save that the third arbitrator, who will act as president of the arbitral tribunal, shall not be appointed by the International

Court of Arbitration, but by the two arbitrators which have been appointed by either of the Parties in accordance with Article 12 para 4 of the Rules. The place of arbitration shall be New York and the language to be used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.  The IBA Rules on the Taking of Evidence in International Arbitration shall apply on any evidence to be taken up in the arbitration.

20.3

Disputes Related to Diligence. If Atara believes Bayer is in breach of its obligation to use Commercially Reasonable Efforts under Section 4.4 or Section 6.1.2, or if Bayer believes Atara is in breach of its cooperation obligations under Section 4.4 or Section 6.1.2, it shall so notify Bayer in writing, specifying on what grounds it believes so, and the Parties shall enter into good faith discussions about the situation.  If the Parties cannot reach an agreement in this regard, then the matter shall, upon notification of either Party, be referred to the Parties’ respective Executive Sponsors in accordance with the process as described in Section 20.1 for dispute resolution, provided, however, that if the Executive Sponsors cannot resolve the matter, then Atara (with respect to an alleged breach of Section 4.4 or Section 6.1.2) or Bayer (with respect to an alleged breach of Section 4.4 or Section 6.1.2) may notify the other Party of an alleged breach of contract, which notice will start the cure period pursuant to Section 18.2.2. For clarity, the effects of any violation of diligence obligations pursuant to this Agreement will in any event be limited to a right to terminate this Agreement with any other rights (such as damages, specific performance, etc.) being excluded.

20.4

Disputes Related to Patent Rights. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the validity and enforceability of any Patent Rights (“Patent Matters”) shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of the applicable country, with a jury trial being however excluded.  If such dispute involves both Patent Matters and other matters, the arbitrators will have the right to stay the arbitration until determination of Patent Matters material to the resolution of the dispute as to the other matters is resolved.

20.5

Injunctive Relief. Nothing contained in this Agreement shall deny either Party the right to seek injunctive relief, equitable relief, interim or provisional relief including a temporary restraining order, specific performance, preliminary or permanent injunction or other interim equitable relief from a court of competent jurisdiction in the context of a breach or threatened breach of any provision of this Agreement, bona fide emergency or prospective irreparable harm, or as reasonable and necessary to protect its legitimate interests. Such an action may be filed and maintained, notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding concerning a dispute, if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

Article 21
GENERAL PROVISIONS

21.1	Interpretation.
21.1.1

The headings of sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

21.1.2	All references in this Agreement to the singular shall include the plural where applicable.

21.1.3	The use of any gender is applicable to all genders.
21.1.4

Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.

21.1.5	Any list or examples following the word “including” shall be interpreted without prejudice to the generality of the preceding words.
21.1.6	All references to days or years in this Agreement shall mean calendar days or years, as the case may be, unless otherwise specified.
21.1.7

This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

21.2

Applicable Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the Laws of New York without giving effect to any choice or conflict of law provisions.

21.3

Venue. Each of the Parties hereto agrees to venue in, and submits to the exclusive jurisdiction of, the New York courts for any legal proceeding of every nature, kind and description whatsoever arising pursuant to Section 20.4 or 20.5. Both Parties agree to waive their right to a jury trial.

21.4

Notices. Any notice required or permitted to be given under this Agreement by one Party to the other shall be in writing and delivered via an internationally recognized courier service with acknowledgement of receipt, and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Bayer:	[[***]]
With a copy to (which shall not constitute notice):	[[***]]

If to Atara:	[[***]]
With a copy to (which shall not constitute notice):	[[***]]
21.5	Assignment.
21.5.1

Except as otherwise expressly provided under this Agreement, neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder without the express prior written consent of the other Party;

provided that: (a) either Party shall be permitted to effect such an assignment or other transfer of this Agreement, or any right or obligation hereunder, to any of its Affiliates, without the prior written consent of the non-assigning Party, provided that the assigning Party will remain liable and responsible for all of its obligations under this Agreement; and (b) either Party shall be permitted to effect such an assignment or other transfer of this Agreement, or any right or obligation hereunder without the prior written consent of the other Party, to a successor to substantially all of the business to which this Agreement pertains, whether in a merger, sale of stock, sale of assets or other transaction, provided that the assignee will expressly agree to be bound by such Party’s obligations under this Agreement. Additionally, either Party shall be permitted, without the prior consent of the other Party, to assign any or all of its rights to receive payments under this Agreement to any Affiliate or Third Party.

21.5.2	Any purported assignment or other transfer in violation of this section shall be null and void.
21.5.3	Subject to the foregoing provisions of this section, this Agreement shall be binding upon, and shall inure to the benefit of, all permitted assigns.
21.6

Severability. If any provision of this Agreement shall be found to be invalid or otherwise unenforceable in whole or in part, the validity or enforceability of the remainder of this Agreement shall not be affected. Furthermore, the Parties agree that the invalid portion of an unenforceable provision or part thereof shall be superseded by an adequate provision that, to the legally permitted extent, comes closest to what the Parties would have desired at the time of conclusion of this Agreement had they considered the issue concerned.

21.7

Affiliates. Each Party may perform, at such Party’s exclusive option, its obligations hereunder itself or through one or more Affiliates for the avoidance of doubt and unless expressly stated otherwise in this Agreement for any particular obligation, Bayer may perform its obligations, and exercise its rights, under this Agreement itself or through any other Bayer Party or Third Party contractor. Neither Party shall permit any of its Affiliates or permitted Third Party contractors to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. The Party so acting through its Affiliate(s) shall remain liable for the due fulfillment of its obligations by, and for any breach, act or omission of, such Affiliate(s).

21.8

Independent Contractors. Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or the relationship of principal and agent or employer and employee between the Parties. Neither Party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of the other Party or otherwise bind or oblige the other Party hereto. Each Party agrees to perform under this Agreement solely as independent contractor.

21.9

Third Party Beneficiary. MSK is an intended third party beneficiary of the terms set forth in Sections 10.1, 11.7.4, 13.7, 16.1 and 17.1-17.3 of this Agreement to the extent related to the Licensed Technology that is in-licensed by Atara under the MSK Upstream Licenses, and NIH is an intended third party beneficiary of the terms set forth in in Sections 4.4, 6.1.2 and 16.1 of this Agreement and Exhibit 2.1.3(b) No. 1 to the extent related to the Licensed Technology that is in-licensed by Atara under the NIH Upstream License.

21.10	Waiver. Any term or condition of this Agreement may be waived only by a written instrument executed by the Party waiving the benefit of a right hereunder. The waiver by a Party of any right hereunder shall not be deemed a continuing waiver of such right or of another right hereunder, whether of a similar nature or otherwise.
21.11	Amendments. This Agreement (including the attached exhibit(s)) shall not be amended or otherwise modified without a written document signed by the duly authorized representative(s) of each Party.
21.12

Entire Agreement. This Agreement (including the attached exhibit(s)) contains the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by this Agreement.

21.13

Priorities. In the event of any ambiguity, doubt or conflict emerging herein, the terms and conditions of this Agreement shall take precedence over the terms and conditions of any exhibit, unless the latter makes an explicit reference to the provision of this Agreement that shall be amended.

21.14

Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

21.15

Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, each and every one of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement, provided that such electronic signing and delivery is confirmed in a written paper copy signed by and delivered to each Party promptly following electronic signing and delivery.

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Exhibits

Exhibit 1.8	ATA2271 Plan
Exhibit 1.38	CMC Plan
Exhibit 1.59	Existing Agreements
Exhibit 1.72	ATA3271 IND Data Package
Exhibit 1.84	Licensed Know How
Exhibit 1.85	Licensed Patent Rights
Exhibit 1.97	MOFFITT Upstream Licenses
Exhibit 1.102	MSK Upstream Licenses
Exhibit 1.130	Research Plan
Exhibit 2.1.3	Terms of Upstream Licenses

Exhibit 3.3.6	Bayer Supplier Code of Conduct
Exhibit 4.4(A)	NIH Upstream Agreement Commercial Development Plan
Exhibit 4.4(B)	NIH Benchmarks
Exhibit 7.3	Key Terms of the Manufacturing and Supply Agreement
Exhibit 9.1	Upfront License Payment
Exhibit 11.6.1	Countries for Patent Prosecution
Exhibit 12.2.2.1	Technical and Organizational IT Security Measures
Exhibit 14.2.3.2(B)	Licensed Technology Not Solely Owned by Atara

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Berlin, Germany	San Francisco, California, U.S.A.

BAYER AG	ATARA BIOTHERAPEUTICS, INC

/s/ [[***]]	/s/ [[***]]

[[***]]	[[***]]

EVP, Head of Cell and Gene Therapy	President and Chief Executive Officer

/s/ [[***]]

[[***]]

EVP, Head of Business Development & Licensing, Pharma